Offer to Purchase and Consent Solicitation Statement

Offer to Purchase for Cash

Up to $74,000,000 in Principal Amount of the
Outstanding Series B 13 1/2% Senior Notes due 2009
(CUSIP Number 69371Y AB7)
and
Solicitation of Consents to the Proposed Amendments to the Related Indenture

of Pac-West Telecomm, Inc.

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 4, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). THE EARLY TENDER PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 13, 2003, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EARLY TENDER PREMIUM DEADLINE”).

     Pac-West Telecomm, Inc. (“we,” “us” or the “Company”) is offering to purchase for cash up to $74,000,000 principal amount, or approximately 77.8%, of its outstanding Series B 13 1/2% Senior Notes due 2009 (the “Notes”) and soliciting your consent (the “Consent”) to amendments (the “Proposed Amendments”) to certain of the provisions of the Indenture, dated as of January 29, 1999 (the “Indenture”), between us and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, National Association) (the “Trustee”), under which the Notes were issued. If holders of a greater principal amount of Notes accept the Tender Offer (as defined below), we will accept Notes for purchase on a pro rata basis based upon the relative principal amount of Notes tendered by such Holders (as defined below).

     The price we are offering for your Notes is $900 per $1,000 of principal amount of the Notes (the “Tender Offer Consideration”) plus accrued and unpaid interest on tendered and accepted Notes to, but not including, the Settlement Date (as defined below). Of this amount, $0.25 per $1,000 of principal amount of the Notes will be designated as the “Consent Payment.” If the Tender Offer is completed in accordance with the terms of this Offer to Purchase, we will pay the Consent Payment to all record holders (“Holders”) of Notes who validly consent to the Proposed Amendments and who do not revoke such consent, whether or not all such Notes are accepted by us. In addition, in order to encourage you to tender your Notes early, if the Tender Offer is completed in accordance with the terms of this Offer to Purchase, we are offering an early tender premium of $20 per $1,000 of principal amount of the Notes (the “Early Tender Premium”) payable to all Holders of Notes that validly tender such Notes before the Early Tender Premium Deadline (as defined below), and do not withdraw such Notes, whether or not all such Notes are accepted by us. Together, the Tender Offer Consideration and the Early Tender Premium are referred to as the “Total Consideration,” which is $920 per $1,000 of principal amount of the Notes.

     We refer to our offer to purchase your Notes as the “Tender Offer,” to our solicitation of your Consent as the “Consent Solicitation,” and to both of these transactions as the “Offer to Purchase.” If you tender your Notes, you will be deemed to have given your Consent to the Proposed Amendments and you may not do one without the other.

     We have retained UBS Securities LLC (“UBS”) to act as exclusive Dealer Manager and Solicitation Agent (the “Dealer Manager”) in connection with the Offer to Purchase. Any questions or requests for assistance concerning the Offer to Purchase may be directed to UBS at the address and telephone number set forth on the back cover of this Offer to Purchase and Consent Solicitation Statement (this “Statement”). Requests for additional copies of this Statement, the related Consent and Letter of Transmittal (the “Consent and Letter of Transmittal”) or any other documents may be directed to Georgeson Shareholder, the Information Agent for the Offer to Purchase (the “Information Agent”), at the address and telephone number set forth on the back cover of this Statement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee (a “Custodian”) for assistance concerning the Offer to Purchase.

     NONE OF THE COMPANY, THE TRUSTEE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED BELOW) MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER OR THE CONSENT SOLICITATION.

The Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation is:

UBS Investment Bank

October 30, 2003

      The Offer to Purchase is conditioned on, among other things, satisfaction of the Consent Condition (as defined herein), the Transaction Condition (as defined herein), the Supplemental Indenture Condition (as defined herein) and the General Conditions (as defined herein), in each case, as further described in this Statement. We may extend the Offer to Purchase from time to time. Subject to the conditions set forth herein, we will pay for any Notes that we purchase pursuant to the Offer to Purchase in same-day funds promptly after the date on which the Offer to Purchase expires and such validly tendered Notes are accepted by us for payment pursuant to the Offer to Purchase. We call the date on which we purchase the Notes pursuant to the Offer to Purchase the “Settlement Date.”

      We intend to fund the Offer to Purchase in part with the proceeds of a $40.0 million debt and equity financing (the “Financing Transactions”) with Deutche Bank, AG — London acting through DB Advisors, LLC, as investment advisor (“Deutsche Bank”). In addition, we intend to use a majority of our existing cash balance to fund the Offer to Purchase. For a description of the Financing Transactions, see Section 5, “The Financing Transactions.”

      The Early Tender Premium Deadline, that is, the time by which you must tender Notes in order to be eligible to receive the Early Tender Premium, is 5:00 p.m., New York City time, on November 13, 2003, unless otherwise extended, and the Expiration Time, that is, the time at which the Offer to Purchase expires, is 5:00 p.m., New York City time, on December 4, 2003, unless otherwise extended or earlier terminated. If we extend either of these dates and times, we will announce the new dates and times by press release.

      If you validly tender your Notes on or prior to the Early Tender Premium Deadline and do not withdraw such Notes, and the Offer to Purchase is consummated, you will be paid the Total Consideration for your Notes that are accepted in the Tender Offer, including the Early Tender Premium. If you validly tender your Notes after the Early Tender Premium Deadline, and the Offer to Purchase is consummated, you will be paid the Tender Offer Consideration only. If the Holder is unable to complete the procedures for tendering Notes prior to the Early Tender Premium Deadline or the Expiration Time because the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed by the Early Tender Premium Deadline or the Expiration Time, such Holder will not be able to tender Notes prior to the Early Tender Premium Deadline or the Expiration Time, respectively, as we are not offering a guaranteed delivery procedure in connection with this Offer to Purchase. Although we can extend the Early Tender Premium Deadline, we anticipate that we will do so only if we have not received tenders relating to at least a majority in outstanding principal amount of the Notes by the original Early Tender Premium Deadline.

      You may withdraw your tender and revoke your Consent at any time prior to the execution of the Supplemental Indenture (as defined below), which we expect to occur promptly following the Early Tender Premium Deadline (the “Withdrawal Deadline”), provided that we have received the Requisite Consents (as defined below), but not afterwards. If you withdraw your tender, you also revoke your Consent. Any tender, whether made before or after the Withdrawal Deadline, may not be withdrawn after the Withdrawal Deadline.

      If effected, the Proposed Amendments will remove substantially all of the restrictive covenants contained in the Indenture and modify other provisions of the Indenture related to the Notes. Holders of at least a majority in principal amount of the Notes outstanding not owned by us or any of our affiliates must consent to the Proposed Amendments (the “Requisite Consents”) and the Company and the Trustee must enter into a supplement to the Indenture (the “Supplemental Indenture”) in order for them to become effective. Consummation of the Offer to Purchase is subject to, among other things, the receipt of the Requisite Consents. For a description of the Proposed Amendments, see Section 8, “Proposed Amendments to the Indenture.”

      If you do not tender your Notes, they will remain outstanding. If the Proposed Amendments become operative, your Notes will lose the benefit of the restrictive covenants and other provisions in the Notes and the Indenture removed by the Proposed Amendments. In the event that the Tender Offer is not consummated, the Indenture will remain in effect without giving effect to the Proposed Amendments or the Supplemental Indenture. If the Offer to Purchase is consummated, the trading market for your Notes is likely to be significantly more limited. For a more complete description of these risks, along with other risks associated with this Offer to Purchase, see Section 2, “Risk Factors.”

AVAILABLE INFORMATION

      In accordance with the terms of the Indenture, we file reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov.

      We have not authorized anyone to give you, and you should not rely on, any information or representations other than those contained in this Statement. This Statement and the related Consent and Letter of Transmittal do not constitute an offer to buy or a solicitation of an offer to sell Notes or a solicitation of Consents in any circumstances in which that offer or solicitation is unlawful. The information contained in this Statement is current as of the date of this Statement, and you should not presume that the information is current after that date even if we subsequently deliver copies of this Statement or subsequently purchase any Notes pursuant to the Offer to Purchase.

IMPORTANT INFORMATION

      Any Holder desiring to tender Notes should either (i) complete and sign a Consent and Letter of Transmittal and IRS Form W-9 or W-8BEN (or facsimiles thereof) in accordance with the instructions set forth therein, and mail or deliver such manually signed Consent and Letter of Transmittal and IRS Form W-9 or Form W-8BEN (or such manually signed facsimiles), together with the certificates evidencing the Notes (or confirmation of the transfer of such Notes into the account of Wells Fargo Bank Minnesota, N.A., the depositary for the Offer to Purchase (the “Depositary”), with The Depository Trust Company (“DTC”) pursuant to the procedures for book-entry transfer set forth herein) and any other required documents, to the Depositary, or (ii) request such Holder’s Custodian to effect the transaction for such Holder. If you hold your Notes through a broker or other nominee, only that broker or nominee can tender your Notes. In that case, you must instruct your broker or nominee if you elect to tender your Notes. If you elect to tender book-entry Notes pursuant to the Offer to Purchase, you may do so through DTC’s Automated Tender Offer Program (“ATOP”) by following the instructions in this Statement. If you tender through ATOP, you do not need to complete the Consent and Letter of Transmittal.

      This transaction has not been approved or disapproved by the Commission, any state securities commission or other regulatory agency nor has the Commission or any such entity passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Statement and the related Consent and Letter of Transmittal. Any representation to the contrary is unlawful.

INCORPORATION BY REFERENCE

      This Statement incorporates by reference the documents listed below that we have previously filed with the Commission. This means that we can disclose important information to you by referring you to another document filed with the Commission. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be a part of this Statement, except for any information that is superseded by information that is included directly in this document. We incorporate by reference in this Statement the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

•	our Current Report on Form 8-K dated July 2, 2003;

•	our Current Report on Form 8-K dated July 3 2003;

•	our Current Report on Form 8-K dated July 18, 2003;

•	our Current Report on Form 8-K dated July 31, 2003;

•	our Current Report on Form 8-K dated August 12, 2003;

•	our Current Report on Form 8-K dated October 21, 2003; and

•	our Current Reports on Form 8-K dated October 30, 2003.

      We also incorporate by reference in this Statement any documents that we subsequently file with the Commission pursuant to the terms of the Indenture or under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or prior to the Expiration Time.

      You can obtain any of the documents incorporated by reference in this Statement through us or from the Commission’s website referred to above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Statement. You can obtain documents incorporated by reference in this Statement by requesting them in writing or by telephone from us at the following address and telephone number:

Pac-West Telecomm, Inc.

1776 W. March Lane, Suite 250
Stockton, California 95207
Attn: Reid Cox
(209) 926-3300

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Statement may contain forward-looking statements, subject to uncertainties and risks. In this Statement, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the Commission on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the Commission. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; adverse effects on our operations as a result of the covenants in the Indenture; competition from incumbent local exchange carriers and other competitors and potential competitors, including those competitors with lower cost structures.

      You should read this Statement completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this Statement. Except as required under federal securities laws and the rules and regulations of the Commission, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this Statement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included, or incorporated by reference, in this Statement or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

v

SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference into this Statement. Capitalized terms have the meanings given to them elsewhere in this Statement.

The Company	Pac-West Telecomm, Inc. See Section 4, “Certain Information Concerning the Company.”

The Notes	The Tender Offer and Consent Solicitation are being made with respect to our Series B 13 1/2% Senior Notes due 2009 (CUSIP Number 69371Y AB7). See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

The Offer to Purchase	We are offering to purchase for cash up to $74,000,000 principal amount, or 77.8%, of our outstanding Notes, at a price equal to $900 per $1,000 principal amount of such Notes plus accrued and unpaid interest on Notes up to, but not including, the Settlement Date. As described below, this amount, the Tender Offer Consideration, includes a Consent Payment of $0.25 per $1,000 principal amount of Notes. In addition, we are offering Holders who tender on or before the Early Tender Premium Deadline, described below, Total Consideration of $920 per $1,000 principal amount of such Notes, which includes the Tender Offer Consideration and an Early Tender Premium of $20 per $1,000 principal amount of Notes. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Purpose of the Offer to Purchase	The principal purpose of the Offer to Purchase is to acquire a substantial portion of the Notes in order to achieve debt service savings and reduce outstanding indebtedness. See Section 3, “Purpose of the Tender Offer and the Consent Solicitation.”

The Consent Solicitation	We are soliciting consents to amendments to certain of the provisions of the Indenture under which the Notes were issued. See Section 1, “Terms of the Tender Offer and the Consent Solicitation” and Section 2, “Risk Factors.”

Purpose of the Consent Solicitation	The principal purpose of the Consent Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive covenants and modify the Indenture in order to facilitate consummation of the Financing Transactions and provide greater operational and financial flexibility for us. See Section 3, “Purpose of the Tender Offer and the Consent Solicitation” and Section 2, “Risk Factors.”

Requisite Consents	Holders of at least a majority in principal amount of the Notes outstanding not owned by us or any of our affiliates must consent. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Supplemental Indenture	We intend to execute the Supplemental Indenture promptly following the Early Tender Premium Deadline, provided that we have received the Requisite Consents. The Supplemental Indenture will become effective immediately upon execution. The Proposed Amendments will become operative upon the Expiration Time, provided that the Offer to Purchase is subsequently consummated.

Consent Payment	As described above, the price we are offering for your Notes is $900 per $1,000 principal amount of such Notes plus accrued and unpaid interest on the Notes, up to, but not including, the Settlement Date. Of this amount, $0.25 per $1,000 principal amount of the Notes will be designated as the Consent Payment. If the Tender Offer is completed in accordance with the terms of this Offer to Purchase, all Holders who validly tender Notes by the

Expiration Time and do not revoke their Consents will receive the Consent Payment with respect to their tendered Notes, whether or not such Notes are accepted. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Early Tender Premium Deadline	As described above, we are offering an Early Tender Premium of $20 per $1,000 of principal amount of the Notes. Notes must be validly tendered by 5:00 p.m., New York City time, on November 13, 2003 (unless otherwise extended) and not withdrawn to be eligible to receive the Early Tender Premium. The Early Tender Premium will be paid for all Notes so tendered even if all such Notes are not accepted. We will not be required to pay the Early Tender Premium unless the Tender Offer is completed. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Expiration Time	The Offer to Purchase expires at 5:00 p.m., New York City time, on December 4, 2003, unless otherwise extended. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Settlement Date	Promptly following the Expiration Time. See Section 1, “Terms of the Tender Offer and the Consent Solicitation.”

Conditions	Completion of the Offer to Purchase is conditioned upon, among other things, the Consent Condition, the Transaction Condition, the Supplemental Indenture Condition and the General Conditions. See Section 12, “Conditions to the Offer to Purchase.”

The Proposed Amendments	The Proposed Amendments to the Indenture will remove substantially all of the restrictive covenants contained in the Indenture and the events of default related to such restrictive covenants. See Section 8, “Proposed Amendments to the Indenture” and Section 2, “Risk Factors.”

Withdrawal Rights and Revocation of Consents	Notes tendered and consents given on or prior to the Withdrawal Deadline may only be withdrawn by written or facsimile transmission notice and must be withdrawn on or prior to such deadline. If a tendered Note is withdrawn, the related Consent is also revoked. A valid revocation of a Consent on or prior to the Withdrawal Deadline automatically renders the tender of the related Note defective and we will have the right to reject such tender as invalid. Notes and Consents tendered subsequent to the Withdrawal Deadline and on or prior to the Expiration Time may not be withdrawn. See Section 11, “Withdrawal of Tenders and Revocation of Consents.”

Acceptance for Payment; Payment; Acceptance of Consents	Subject to certain conditions described more fully elsewhere in this Statement, and subject to proration in the event more Notes are tendered than the aggregate principal amount for which the Tender Offer is made, we will purchase all Notes up to $74,000,000 principal amount validly tendered and accepted on or prior to the Expiration Time. Subject to certain conditions described more fully elsewhere in this Statement, we will pay the Consent Payment with respect to all Consents made and not withdrawn on or prior to the Expiration Time, whether or not the related Notes are accepted in the Tender Offer, and we will pay the Early Tender Premium for all Notes validly tendered on or prior to the Early Tender Premium Deadline and not withdrawn, whether or not the related Notes are accepted in the Tender Offer. Payment will be made only after satisfaction of certain conditions. Payment will be made by us by deposit with the Depositary in immediately available funds promptly after the Expiration Time.

Proration	Outstanding Notes may be tendered, and will be accepted for purchase, only in minimum denominations of $1,000 and integral multiples of $1,000. If, as a result of our pro rata acceptance of tendered Notes, we would be required to accept from one or more tendering Holders Notes in a principal amount that is not an integral multiple of $1,000, we will adjust the principal amount of Notes accepted from such Holders to the nearest integral multiple of $1,000. The excess principal amount of Notes not accepted from the tendering Holders will be promptly returned to such Holders.

Financing Transactions	We intend to fund the Offer to Purchase in part with the net proceeds of a $40.0 million debt and equity financing with Deutsche Bank and from a majority of our existing cash balance. See Section 5, “The Financing Transactions” and Section 4, “Certain Information Concerning The Company.”

Certain Tax Considerations	Holders are urged to consult their own tax advisors as to the particular tax consequences applicable to them. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

Notes Remaining Outstanding	Notes not tendered and Notes tendered but not accepted as a result of proration shall remain outstanding. Such Notes lose the benefit of the restrictive covenants and other provisions in the Indenture removed by the Proposed Amendments. If the Offer to Purchase is consummated, the trading market for such Notes is likely to be significantly more limited. See Section 2, “Risk Factors.”

Risk Factors	Each Holder should carefully consider the risk factors associated with the Offer to Purchase. See Section 2, “Risk Factors.”

The Dealer Manager	UBS Securities LLC. See Section 14, “The Dealer Manager, Information Agent and the Depositary.”

The Depositary	Wells Fargo Bank Minnesota, N.A. See Section 14, “The Dealer Manager, Information Agent and the Depositary.”

The Information Agent	Georgeson Shareholder. See Section 14, “The Dealer Manager, Information Agent and the Depositary.”

Further Information	Questions may be directed to the Dealer Manager, and additional copies of this Statement and the Consent and Letter of Transmittal may be obtained by contacting the Information Agent at the telephone numbers and addresses set forth on the back cover of this Statement.

THE OFFER TO PURCHASE AND CONSENT SOLICITATION

      This Statement and the related Consent and Letter of Transmittal contain important information that you should read carefully before any decision is made with respect to the Tender Offer and the Consent Solicitation.

1.	Terms of the Tender Offer and the Consent Solicitation.

      Upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash up to $74,000,000 principal amount, or approximately 77.8%, of our outstanding Notes, for the Tender Offer Consideration, which is equal to $900 per $1,000 principal amount of such Notes plus accrued and unpaid interest to, but not including, the Settlement Date. Of this amount, $0.25 per $1,000 principal amount of Notes will be designated as the Consent Payment. If the Tender Offer is completed in accordance with the terms of this Offer to Purchase, we will pay the Consent Payment to all Holders of Notes who validly tender and do not withdraw Notes, whether or not all such Notes are accepted by us. In addition, in order to encourage Holders to tender Notes early, upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal (including, if the Expiration Time or Early Tender Premium Deadline is extended or the Offer to Purchase is amended, the terms and conditions set forth in any such extension or amendment), we are offering Holders of Notes that validly tender such Notes before the Early Tender Premium Deadline an Early Tender Premium of $20 per $1,000 principal amount of such Notes, whether or not all such Notes are accepted by us. We will not be required to pay the Early Tender Premium unless the Tender Offer is completed.

      If holders of more than $74,000,000 principal amount of Notes accept the Tender Offer, we will accept Notes for purchase on a pro rata basis based upon the relative principal amount of Notes tendered by such Holders. Outstanding Notes may be tendered and will be accepted for purchase, only in minimum denominations of $1,000 and integral multiples of $1,000. If, as a result of our pro rata acceptance of tendered Notes, we would be required to accept from one or more tendering Holders Notes in a principal amount that is not an integral multiple of $1,000, we will adjust the principal amount of Notes accepted from such Holders to the nearest multiple of $1,000. The excess principal amount of Notes not accepted from the tendering Holders will be promptly returned to such Holders.

      As described above, upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal (including, if the Consent Solicitation is extended or amended, the terms and conditions set forth in any such extension or amendment), we are also soliciting Consents to the Proposed Amendments from Holders of the Notes. The Proposed Amendments require the Consents of the Holders of at least a majority of the then outstanding aggregate principal amount of the Notes, excluding for such purposes any Notes owned by us or any of our affiliates, of which there are none.

      Payment of the Total Consideration, which includes the Tender Offer Consideration and the Early Tender Premium (for tenders of Notes qualifying for such payment), and accrued and unpaid interest up to, but not including, the Settlement Date, for Notes validly tendered and accepted for purchase shall be made promptly following the Expiration Time on such Settlement Date. The Consent Payment shall be made at the same time with respect to Notes as to which a Consent has been made but which are not accepted for purchase. The Early Tender Premium payment shall be made at the same time with respect to Notes tendered prior to the Early Tender Premium Deadline and not withdrawn but which are not accepted for purchase. Any Holder who tenders Notes after the Early Tender Premium Deadline will not be entitled to receive the Early Tender Premium but such Holder will be entitled to receive the Tender Offer Consideration, which includes the Consent Payment, and accrued and unpaid interest to, but not including, the Settlement Date. Payment of the Tender Offer Consideration shall be promptly made following the Expiration Time on such Settlement Date.

      Holders who desire to tender their Notes pursuant to the Tender Offer are required to validly tender such Notes and consent to the Proposed Amendments on or prior to the Expiration Time. The completion, execution and delivery of the Consent and Letter of Transmittal by a Holder in connection with the tender of Notes on or prior to the Expiration Time will constitute the Consent of the tendering Holder to the Proposed Amendments. If a Holder does not properly tender Notes pursuant to the Tender Offer on or prior to the Expiration Time, or such Holder’s Consent is either not properly delivered or is revoked and not properly redelivered on or prior to the Expiration Time, such Holder’s Notes will remain outstanding and will be subject to the terms of the Proposed Amendments.

The Company is not soliciting and will not accept Consents to the Proposed Amendments from Holders who are not also tendering their Notes pursuant to the Tender Offer.

      If the Notes are accepted for purchase pursuant to the Tender Offer, Holders who validly tender Notes pursuant to the Tender Offer and consent to the Proposed Amendments in accordance with the terms of this Offer to Purchase on or prior to the Early Tender Premium Deadline and do not withdraw such tender or revoke such Consent on or prior to the Withdrawal Deadline will receive, subject to proration in the event the Tender Offer is oversubscribed, the Total Consideration, which includes the Tender Offer Consideration and the Early Tender Premium and accrued and unpaid interest on such Holder’s Notes up to, but not including, the Settlement Date. If Notes are accepted for purchase pursuant to the Tender Offer, Holders who validly tender Notes and deliver Consents pursuant to the Tender Offer on or prior to the Withdrawal Deadline may not withdraw such Notes or revoke such Consents after the Withdrawal Deadline. Holders who validly tender and do not withdraw their Notes after the Early Tender Premium Deadline will receive, subject to proration in the event the Tender Offer is oversubscribed, the Tender Offer Consideration, and accrued and unpaid interest on such Holder’s Notes up to, but not including, the Settlement Date, but will not receive the Early Tender Premium.

      Holders may not deliver a Consent without tendering the Notes to which such Consent relates in the Tender Offer, and may not revoke a Consent on or prior to the Withdrawal Deadline without withdrawing the previously tendered Notes to which such Consent relates. Holders may not withdraw previously tendered Notes on or prior to the Withdrawal Deadline without revoking the previously delivered Consents to which such tender relates. Notes tendered and Consents given on or prior to the Withdrawal Deadline may be withdrawn at any time prior to the Withdrawal Deadline, but not thereafter.

      All Notes validly tendered in accordance with the procedures set forth under Section 10, “Procedures for Tendering Notes and Delivering Consents,” and not withdrawn in accordance with the procedures set forth under Section 11, “Withdrawal of Tenders and Revocation of Consents,” on or prior to the Expiration Time will, upon the terms and subject to the conditions hereof, including satisfaction of the Consent Condition, the Transaction Condition, the Supplemental Indenture Condition, and the General Conditions be accepted for purchase by us, and payments will be made therefor on the Settlement Date, subject to proration in the event the Tender Offer is oversubscribed.

      We intend to enter into a Supplemental Indenture with the Trustee with respect to the Indenture as soon as reasonably practicable following the Early Tender Premium Deadline, provided that we have received the Requisite Consents. The Proposed Amendments with respect to the Indenture will become operative on the Expiration Time, subject to the condition subsequent that the Notes are accepted for purchase by us in accordance with the terms of this Offer to Purchase, which is expected to occur promptly after the later of (i) the Expiration Time with a further condition subsequent that the Offer to Purchase is consummated or (ii) subject to Rule 14e-1 under the Exchange Act, the satisfaction or waiver of the conditions to the Offer to Purchase described herein. If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase by us in accordance with the terms of this Offer to Purchase, the Supplemental Indenture will not become operative, and neither the Tender Offer Consideration, the Early Tender Premium nor the Consent Payment will be paid or payable with respect to the Tender Offer or the Consent Solicitation. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under “Special Delivery Instructions” in the Consent and Letter of Transmittal, promptly following the Expiration Time or termination of the Offer to Purchase.

      If the Requisite Consents are received and the Proposed Amendments have become operative with respect to the Notes, such Proposed Amendments will be binding on all Holders of Notes that remain outstanding following the consummation of the Tender Offer. Accordingly, consummation of the Tender Offer and the adoption of the Proposed Amendments may have adverse consequences for Holders of Notes who elect not to tender or who have less than all of their Notes accepted in the Tender Offer. See Section 2, “Risk Factors.”

      Our obligation to accept, and pay for, Notes validly tendered pursuant to the Tender Offer is conditioned upon, among other things, satisfaction of the Consent Condition, the Transaction Condition, the Supplemental Indenture

Condition and the General Conditions. Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we reserve the absolute right, in our sole discretion, on or prior to the Expiration Time, (i) to waive any and all conditions to the Tender Offer or the Consent Solicitation, (ii) to extend or terminate the Tender Offer or the Consent Solicitation or (iii) to otherwise amend the Tender Offer or the Consent Solicitation in any respect. See Section 12, “Conditions to the Offer to Purchase.” The rights reserved by us in this paragraph are in addition to our rights to terminate the Tender Offer described under Section 12, “Conditions to the Offer to Purchase.” Any extension, amendment or termination, including an extension of the Early Tender Premium Deadline and the Expiration Time, will be followed promptly by public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Early Tender Premium Deadline or Expiration Time, as applicable. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

      If we extend the Early Tender Premium Deadline or the Expiration Time, or if, for any reason (whether before or after any Notes have been accepted for purchase), the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Tender Offer, then, without prejudice to our rights under the Offer to Purchase, the Depositary may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 11, “Withdrawal of Tenders and Revocation of Consents.” However, our ability to delay the payment for Notes that we have accepted for purchase is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a Tender Offer.

      If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will disseminate additional offering materials and extend the Expiration Time to the extent required by applicable law. If the Consent Solicitation is amended on or prior to the Expiration Time in a manner determined by us in our sole discretion to constitute a material adverse change to the Holders, we will promptly disclose such amendment and, if necessary, extend the Consent Solicitation for a period deemed by us to be adequate to permit Holders to withdraw their Notes and revoke their Consents. If the consideration to be paid in the Tender Offer is increased or decreased or the principal amount of Notes subject to the Tender Offer is increased or decreased, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, we may, in our discretion, extend the Early Tender Premium Deadline or Expiration Time for any other reason. See Section 11, “Withdrawal of Tenders and Revocation of Consents.”

      After the Expiration Time, we may also (i) from time to time, acquire any Notes not tendered and accepted for purchase pursuant to the Tender Offer (through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Tender Offer, and could be for cash or other consideration, (ii) from time to time, redeem the Notes pursuant to the terms of the Indenture or (iii) seek to defease or satisfy and discharge the Indenture. The Notes are redeemable at 106.75% of principal amount as of February 1, 2004. The percentage of principal amount at which the Notes may be redeemed declines annually until 2007 at which time it will be 100.00% of the outstanding principal amount.

2.	Risk Factors.

      The following risk factors, in addition to the other information described elsewhere in this Statement, should be carefully considered by you before deciding whether to participate in the Tender Offer and the Consent Solicitation.

      Effects of the Proposed Amendments. If the Proposed Amendments become operative with respect to the Notes, the Notes that are not tendered, or Notes that are tendered but not accepted because the Tender Offer is oversubscribed, will remain outstanding and will be subject to the terms of the Indenture as modified by the Supplemental Indenture. As a result of the adoption of the Proposed Amendments, substantially all of the material restrictive covenants and certain events of default and related provisions contained in the Indenture will be eliminated and Holders of Notes not tendered, or tendered but not accepted, will no longer be entitled to the benefits of such covenants, events of default and related provisions. Subject to the terms of its other debt, the elimination of these covenants and other provisions will permit us to take certain actions previously prohibited that could increase the credit risks with respect to us, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders, which would otherwise not have been permitted pursuant to the Indenture, including, without limitation, the consummation of the Financing Transactions, the incurrence of certain indebtedness, the payment of certain dividends and other payments and making certain investments. See Section 8, “Proposed Amendments to the Indenture.”

      Limited Trading Market. The Notes are not listed on any national or regional securities exchange. To our knowledge, the market for the Notes is relatively illiquid and the Notes are traded primarily in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. You are urged to contact your broker with respect to current information regarding the market price of the Notes. To the extent that Notes are tendered and accepted in the Tender Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered, or tendered but not accepted, more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Following completion of the Tender Offer, Holders of the remaining Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Tender Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

      Substantial Leverage and Payment Considerations. Upon completion of the Financing Transactions, we will have significant debt obligations, including the senior secured note, which will be secured by substantially all of our assets, due prior to the maturity date of the Notes. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. We may incur additional debt from time to time to finance acquisitions, investments, joint ventures or for other purposes. Our substantial debt could have other important consequences for the Holders of the Notes. For example, we may be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt, and the level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital needs, acquisitions, investments, joint ventures and other general corporate requirements. In addition, our failure to comply with the financial and other restrictive covenants arising from our debt instruments, which are expected to, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default under such debt instruments that, if not cured or waived, could harm our business or prospects and could result in bankruptcy. We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient cash, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise more equity. There is no guarantee that we will be able to refinance our debt, sell assets, borrow money or raise more equity on acceptable terms or at all.

      Ability to Generate Cash. We expect to obtain from our operations the cash necessary to make payments on the debt we will incur under the proposed Financing Transactions, and to fund our working capital needs, acquisitions, investments, joint ventures and other general corporate requirements. Our ability to generate cash from operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, there can be no assurances that we will generate cash flow from operations, revenue growth and operating improvements on schedule or at all in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. There can be no assurances that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing and future debt instruments may restrict us from adopting any of these alternatives. Therefore, because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the Notes.

      Effective Subordination to Secured Debt. The senior secured note to be issued pursuant to the Financing Transactions will be secured by substantially all of our assets. As a result, if the Tender Offer and Financing Transactions are completed, Notes that are not tendered, or tendered but not accepted because the Tender Offer is oversubscribed, will, as a result of the completion of the Financing Transactions, become effectively junior to the security interest of the senior secured note. This means that if we default on making payments due upon the senior secured notes, including, without limitation, a default on making the payment due on the senior secured note at maturity, the holders of the senior secured note will have a secured claim to our assets whereas the Notes are unsecured. In addition, because the maturity of the senior secured note is prior to the maturity of the Notes, the senior secured note is expected to be paid in full before the maturity date of the Notes.

      Fraudulent Transfer Considerations. If in a bankruptcy or reorganization case or a lawsuit by or on behalf of any of our unpaid creditors, a court were to find that, at the time the Notes were accepted for purchase (a) we purchased the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) we received less than reasonably equivalent value or fair consideration for the purchase price of the Notes and (ii) we (A) were insolvent or were rendered insolvent by reason of such purchase, (B) were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital, (C) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (D) were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if, in either case, after final judgment the judgment is unsatisfied), then such court could find that the payment to tendering Holders involved the incurring of obligations or the transferring of interests in property deemed under applicable law to be fraudulent as against creditors (a “Fraudulent Conveyance”). To the extent such payment were deemed to be a Fraudulent Conveyance, there is a risk that tendering Holders would be ordered by a court to turn over to our trustee in bankruptcy the consideration paid to them for their Notes.

3.	Purpose of the Tender Offer and the Consent Solicitation.

      The principal purpose of the Tender Offer, which is conditioned upon, among other things, the satisfaction of the Consent Condition, the Transaction Condition, the Supplemental Indenture Condition, and the General Conditions is to acquire a substantial portion of the Notes in order to achieve debt service savings and reduce outstanding indebtedness. The principal purpose of the Consent Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture in order to facilitate consummation of the Financing Transactions and to provide greater operating and financial flexibility to us.

4.	Certain Information Concerning the Company.

      We were incorporated in May 1996 in the State of California. Our predecessor (also known as Pac-West Telecomm, Inc.), which transferred its telephone division to our company effective September 30, 1996, began offering long distance service in 1982 and local service in 1996 in California. Today we have evolved into a provider of wholesale and retail integrated communications services in the western United States. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as service providers (SPs), and small and medium-sized enterprise (SME) businesses, many of which are communications-intensive users.

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a competitive advantage over incumbent local exchange carriers (ILECs) and other competitive local exchange carriers (CLECs), particularly for SPs. Our ubiquitous network in California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization and strong gross profit margins.

5.	The Financing Transactions.

Overview of the Financing Transactions

      On October 17, 2003, we entered into a note and warrant purchase agreement with Deutsche Bank, which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. We intend to use the proceeds from the Financing Transactions, together with a majority of our existing cash balance, to fund the Tender Offer. In connection with the sale of the senior secured note and the issuance of the warrants, we have also agreed to grant to Deutsche Bank and its transferees certain registration rights with respect to the common stock underlying the warrants.

      Under the purchase agreement and related instruments, the senior secured note will have an initial maturity of three years and Deutsche Bank will have the unilateral right to extend the maturity date of the senior secured note and the expiration date of the warrants for up to 18 months. Interest on the senior secured note will be payable quarterly at a floating rate per annum equal to the three-month London interbank offered rate, or LIBOR, plus 0.50% per annum. The senior secured note may not be transferred to any third party, other than affiliates of Deutsche Bank and certain identified permitted transferees, without our prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, we may withhold consent to any transfer of any interest in the senior secured note in a principal amount less than $10 million. The senior secured note will be secured by substantially all of our assets.

      In addition to the senior secured note, we have agreed to issue to Deutsche Bank warrants to purchase an aggregate of up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The closing price of our common stock on October 29, 2003 was $2.88 per share. The warrants will have an initial expiration date of three years from the date of issuance, but Deutsche Bank may extend such expiration date for up to 18 months. The exercise price will be subject to weighted average antidilution protection in connection with equity issuances by us for consideration per share less than the exercise price and the number of shares of common stock covered by the warrants will be subject to customary adjustments in connection with certain significant corporate events. The warrants may be transferred by Deutsche Bank without our prior written consent to any of its affiliates, to certain identified permitted transferees and to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer. However, without our prior written consent, the warrants may not be transferred to any of our competitors or to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is equal to or greater than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

      We have agreed to grant Deutsche Bank and its transferees certain registration rights. In particular, we have agreed to file a shelf registration statement covering the common stock issuable upon exercise of the warrants within 90 days of the issuance of the warrants. In addition, Deutsche Bank and its transferees will generally have the right on two occasions to demand that a registration statement be filed covering the common stock issuable upon exercise of the warrants and to “piggy-back” on certain other registration statements filed by us.

      In addition, subject to the requirements of law and the fiduciary duties of our board of directors, we have agreed prior to closing to appoint a person designated by Deutsche Bank to serve as one of our directors and thereafter to nominate a person designated by Deutsche Bank to stand for election as one of our directors for so long as Deutsche Bank, its affiliates or certain identified permitted transferees continue to hold at least 25% of the warrants initially purchased or the common stock issuable upon exercise of such warrants.

      Completion of the Financing Transactions is subject to certain conditions, including, among other things, that: (1) the shareholders approve the issuance of the warrants and the common stock issuable upon exercise of the warrants, and certain other matters; (2) we receive the consent of the holders of at least a majority of the outstanding principal amount of the Notes to an amendment of those provisions of the Indenture necessary or appropriate to give effect to the Financing Transactions on terms and conditions reasonably acceptable to Deutsche Bank and us; (3) the holders of at least a majority of the outstanding principal amount of the Notes tender their Notes to us on terms and conditions reasonably acceptable to Deutsche Bank and us; and (4) certain other customary conditions to closing are met.

Background of the Financing Transactions

      In early 1999, we issued $150.0 million principal amount of the Notes. During the second half of 2001, we and other participants in our industry began to be impacted by a general weakening of the economy, overcapacity in our industry, increased competitive pressure from industry participants and lower demand from customers for telecommunications products and services.

      In connection with these developments, we determined that we would review all of our debt obligations and consider various alternatives to reduce such obligations, including, among other things, the purchase of the Notes in the open market and in privately negotiated transactions. During 2002, we purchased an aggregate of approximately $54.9 million of outstanding principal amount of the Notes for an aggregate purchase price of $20.7 million through a combination of open-market purchases and a cash tender offer. At October 28, 2003, we had outstanding approximately $95.1 million in principal amount of our Notes.

      On May 23, 2003, we retained UBS Securities LLC as our exclusive financial advisor. Following its retention, among other things, UBS provided us with a review of our alternatives with respect to restructuring our outstanding debt obligations. In addition, representatives of UBS began to work with our management to assess the feasibility of restructuring the Notes.

      On June 9, 2003, at a regular meeting of our board of directors, management and UBS presented to our board of directors a preliminary report on the variables that would impact a restructuring of the Notes. Our board of directors considered and discussed the report of management and the advice of UBS along with the advice of our outside legal counsel. Based upon the report and advice provided, our board of directors determined that in its judgment a restructuring of the Notes was feasible and in the best interests of our company and our shareholders. In addition, our board of directors designated a special restructuring committee of our board of directors to work with management and our advisors to develop the terms and provisions of such a restructuring.

      Following the June 9, 2003 board meeting, management, UBS and our legal advisors worked in consultation with the restructuring committee to develop a proposal to restructure the Notes. From June to August, UBS contacted 25 private capital lenders and investors about potentially providing us with new capital to assist us in restructuring the Notes. These firms, which included special situation lenders and private and hybrid equity investors received information on our company and spoke with or met with our management team. Over this period, management, UBS and our legal advisors provided updates and recommendations to the restructuring committee and, in particular, provided presentations at meetings held on July 29, 2003, August 8, 2003 and August 21, 2003.

      Additionally, during this period we pursued alternatives for replacing our $40 million senior credit facility, which expired in June 2003, for purposes of, among other things, providing funding to facilitate a restructuring of some or all of the Notes. We were not successful in securing a new credit facility on terms and conditions acceptable to us despite our efforts to negotiate with the two former lenders under our expired senior credit facility and with a number of parties capable of providing us with a similar credit facility.

      On August 27, 2003, at a special meeting of our board of directors, our board of directors received a report from our management and UBS concerning their efforts to develop a proposal to restructure the Notes. In particular, the report reviewed various alternatives designed to raise new capital for the purpose of making a cash tender offer for the Notes, including the issuance of new debt or equity to one or more investors. In addition, the report reviewed the possibility of structuring an exchange offer where the noteholders would receive convertible notes in exchange for the Notes.

      Following the August 27, 2003 board meeting, management, the restructuring committee and UBS continued to work to develop a proposal to restructure the Notes and to seek new debt or equity capital. Deutsche Bank was among the parties that UBS identified as possible financing sources for such new debt or equity capital. UBS began to work with our management and the restructuring committee to determine whether or not these parties or Deutsche

Bank would be willing to provide new financing on terms satisfactory to us for purposes of effecting a cash tender offer for the Notes.

      At a special meeting of our board of directors held on September 18, 2003, our management and UBS provided our board of directors with a report on the status of management’s efforts to develop a proposal to restructure the Notes. This report included information concerning two written non-binding initial indications of interest, or term sheets, from Deutsche Bank and another prospective lender to provide financing in connection with a cash tender offer for the Notes. We had not received any other term sheets from the other 23 special situation lenders and equity investors that UBS had contacted.

      Our management also provided our board of directors with a financial analysis with respect to the following basic alternatives: (1) maintaining the status quo without raising capital or restructuring the Notes; (2) accepting the Deutsche Bank proposal and using the proceeds, together with a majority of our existing cash balance, to conduct a cash tender offer for the Notes; and (3) offering a combination of a new convertible note and cash in exchange for the Notes. Each of these alternatives was evaluated under various operating models and further consideration was given to the qualitative factors relevant to each of the alternatives.

      After receiving the report of our management and the advice of UBS and our outside legal counsel, our board of directors considered and discussed the report and such advice. Our board of directors concluded that, among other things, we could remain hindered from pursuing growth opportunities, including organic growth opportunities and mergers and acquisitions, as a result of the cash interest expense and leverage associated with the Notes for so long as a substantial amount of the Notes remain outstanding. In addition, our board of directors concluded that a reduction in our cash interest expense would provide us with the financial flexibility to more effectively manage our operational risks. Our board of directors further concluded that there would be substantial value to us and our shareholders if we secured a relationship with a strong capital partner such as Deutsche Bank. On the basis of the conclusions, at this meeting, our board of directors directed our management to negotiate definitive documents relating to the Deutsche Bank proposal and work with UBS to develop the terms of a cash tender offer for the Notes.

      At a meeting of our board of directors on September 30, 2003, our management and UBS presented to our board of directors an update on the status of the negotiations with Deutsche Bank. In addition, our outside legal counsel provided our board of directors with a summary of the material provisions of the preliminary drafts of the transaction documents provided by Deutsche Bank. In connection with this update, UBS also presented various alternatives, including conducting a cash tender offer for the Notes or offering our noteholders a convertible note in exchange for the Notes. Our board of directors indicated that the negotiations with Deutsche Bank were progressing in a manner that was consistent with our objectives and directed management to continue to negotiate the transaction documents and work with UBS to develop the terms of a cash tender offer for the Notes.

      On October 17, 2003, at a special meeting of our board of directors, our management and UBS presented an overview of the financing and capital markets environment for our industry and for us in particular. The presentation provided our board of directors with a review of (1) the process that was conducted to raise capital for us in conjunction with restructuring the Notes, (2) the negotiations with Deutsche Bank, (3) the historical trading price and volume performance of our common stock on both an absolute basis and relative to our industry, (4) the market price of the Notes over this period, and (5) an analysis of the sources and uses of cash for the proposed new financing and the cash tender offer for the Notes. The board engaged in a detailed discussion with our legal advisors regarding the Financing Transactions and all material agreements related thereto.

      Following these presentations, our board of directors considered and voted to approve the Financing Transactions, including, without limitation, the issuance to Deutsche Bank of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, as well as the issuance of the common stock to be issued upon the exercise of the warrants. In addition, our board of directors authorized us to make a cash tender offer for the Notes.

Reasons for the Transactions

      In making the recommendations to approve the Financing Transactions, our board of directors considered, among other things, each of the following factors:

•	the growth strategy of our management, endorsed by our board of directors, to build long term shareholder value for our company by pursuing organic expansion and other potential growth opportunities, which may include mergers and acquisitions, to achieve greater economies of scale and competitive advantage in our markets, to improve cash flow, and to create opportunities to diversify our revenue stream by, among other things, decreasing our reliance upon unpredictable reciprocal compensation payments;

•	the fact that possible improvements in our cash flow would assist us in competing with CLECs which have recently emerged from bankruptcy proceedings with reduced indebtedness and aggressive pricing strategies;

•	the recognition of our management and board of directors that, in order to pursue this growth strategy at this time, we believe we must achieve the following goals: continue to reduce our leverage, reduce our cash interest expense, and amend or waive certain restrictive covenants in the Indenture that currently curtail our financial and strategic flexibility;

•	the conclusions of our board of directors, after our management and UBS conducted an extensive five month analysis and process of evaluating and pursuing various alternatives for further reducing our leverage, reducing our cash interest expense, and amending or waiving certain restrictive covenants in the Indenture governing the Notes, that the proposed Financing Transactions are expected to help us achieve these goals;

•	the Financing Transactions, including the purchase of at least a majority of the Notes, are expected to significantly reduce our annual cash interest expense, while improving our cash flow;

•	the Financing Transactions are expected to enable us to reduce our high leverage through the application of the proceeds of the Financing Transaction, together with a portion of our existing cash, to fund a tender offer for at least a majority of the Notes at a discount to face value;

•	the Financing Transactions are expected to enable us to amend or waive certain restrictive covenants in the Indenture governing the Notes that have curtailed our financial and strategic flexibility;

•	the Financing Transactions are expected to give us a close strategic and financial relationship with Deutsche Bank, whose collective broad relationships and influence may be leveraged to our benefit in the capital markets and the telecommunications industry; Deutsche Bank will also appoint a representative to our board of directors; and

•	the fact that possible improvements in our cash flow would assist us in addressing financial risk associated with our relatively high customer concentration.

      Our board of directors also considered certain potentially adverse factors in its deliberations concerning the Financing Transactions, including:

•	the dilutive effect of the increase in our common shares upon exercise of the warrants issued to Deutsche Bank, which warrants represent the right to obtain up to 26,666,667 shares, which would represent approximately 41% of both our common shares and voting power on fully diluted basis as of October 22, 2003 if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise.

•	the potential for Deutsche Bank to directly or indirectly effect a future change in control of our company, or otherwise exercise the controlling influence of a major shareholder.

•	the risk that the Financing Transactions will not close due to a failure to satisfy one or more of the conditions to the closing of the Financing Transactions, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;”

•	the provisions in the purchase agreement requiring us to pay certain termination fees payable in warrants or cash under certain circumstances, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;” and

•	the provisions in the purchase agreement requiring us to indemnify Deutsche Bank, subject to limitations, for certain losses they may incur, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement.”

      The foregoing discussion concerning the information and factors considered by our full board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors in making the determination. In view of the variety of factors considered in connection with its evaluation of the Financing Transactions, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in reaching its determinations. In addition, individual directors may have given different weights to different factors.

Terms of the Financing Transactions

      The following is a summary of the material terms of the Financing Transactions and the agreements relating to the Financing Transactions. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the Commission as exhibits to our Current Report on Form 8-K filed on October 21, 2003. That Current Report is incorporated into this document by reference. We encourage you to read the agreements relating to the Financing Transactions in their entirety.

General

      On October 17, 2003 we entered into a note and warrant purchase agreement with Deutsche Bank, which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million, less certain expenses, in exchange for the issuance of a floating rate, pay-in-kind senior secured promissory note in the principal amount of $40 million, together with warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior secured note will accrue interest at the three-month LIBOR rate plus .50% per annum and will mature on the third anniversary of the closing of the Financing Transactions, unless extended for up to 18 months as described below. We intend to use the proceeds from the Financing Transactions, together with a majority of our existing cash balance, to fund the Total Consideration.

The Note and Warrant Purchase Agreement

      Pursuant to the terms and conditions of the purchase agreement, in exchange for $40 million less certain expenses, we agreed to sell to Deutsche Bank a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior secured note and warrants are described more fully below.

      We have agreed to operate our business in the ordinary course and consistent with our prior practice prior to the closing of the transactions contemplated by the Financing Transactions, and to provide Deutsche Bank prompt notice of any events or facts that would reasonably be expected to result in a breach of a representation, warranty or covenant. In addition, we have agreed to promptly prepare and file a proxy statement to solicit shareholder approval of the issuance of the warrants and the underlying common stock and to promptly commence a tender offer for the Notes.

      For a period of six months from the closing of the Financing Transactions, Deutsche Bank, has agreed not to engage in any hedging transactions with respect to our common stock and not to transfer the warrants, in whole or in part, to any affiliate or permitted transferee unless such affiliate or permitted transferee has agreed not to engage in any hedging transactions with respect to our common stock for such six-month period. Deutsche Bank has further agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of any interest in the note in a principal amount less than $10 million.

      We have agreed to nominate for election to the board of directors one person designated by Deutsche Bank and who is reasonably acceptable to us, so long as Deutsche Bank, its affiliate transferees and/or certain identified permitted transferees hold at least 25% of the warrants (or common stock issuable upon exercise of the warrants) initially purchased by Deutsche Bank.

      We have generally agreed that neither our board of directors, officers, or employees, nor our agents or other representatives will (1) solicit, initiate, encourage or take any actions to facilitate any action that may constitute or lead to any competing transaction, which means (a) any merger, consolidation, business combination, recapitalization or other similar transaction; (b) any sale, lease, transfer or other disposition of all or substantially all of our assets; (c) any sale, exchange, transfer or other disposition of 15% or more of any class of our equity securities; (d) any tender offer or exchange offer which would result in any person owning 15% or more of our common stock; (e) any financing provided to us in exchange for our debt or equity securities or (f) any other transaction that may impede, prevent or delay the Financing Transactions, (2) enter into or maintain discussions with another person or entity concerning, (3) agree to, approve or endorse a competing transaction or enter into any contract or commitment relating to a competing transaction, or (4) authorize or permit our officers, directors, agents or representatives to take any such action.

      Notwithstanding the foregoing, we may, among other things, engage in any of the actions identified above with respect to a person or entity that has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction that our board of directors determines in its good faith judgment (after consultation with its financial advisor) would constitute, or is reasonably likely to lead to the delivery of, a superior proposal, and determines in its good faith judgment (after consultation with its legal counsel) that the taking of such action is required in order to allow our board of directors to comply with its fiduciary obligations. We have further agreed to provide Deutsche Bank with written notice at least one business day prior to taking such action.

      We have generally agreed that neither our board of directors nor any committee thereof will withdraw or modify in a manner adverse to Deutsche Bank a recommendation to the shareholders to approve the Financing Transactions or approve or recommend entering into any agreement or obligation regarding a competing transaction. Notwithstanding the foregoing, our board of directors may withdraw or modify the recommendation if it determines in its good faith judgment prior to the special meeting of our shareholders and after consultation with its independent legal counsel, that it is required to make a change in the recommendation to comply with its fiduciary obligations.

      The purchase agreement provides for customary representations and warranties by us and Deutsche Bank at signing and closing. Other than certain limited representations related to fundamental matters, which survive indefinitely, and representations related to tax matters, which survive for the applicable statute of limitations, our representations and warranties survive until the first anniversary of closing. These representations and warranties are subject to specified exceptions and qualifications.

      The obligations of Deutsche Bank to close the purchase agreement and purchase the senior secured note and warrants are subject to the following conditions, unless otherwise waived by Deutsche Bank:

•	our representations and warranties under the purchase agreement being true and correct in all respects and our compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the absence of any event which could have a material adverse effect with respect to us, which is any circumstance, change in or effect on us that is likely to be materially adverse to our business, operations, assets or liabilities, not including any circumstance, change or effect that arises out of a change in markets, economic conditions or that has been previously disclosed in our Commission filings;

•	the delivery and execution by us of the guaranty and security agreement and the registration rights agreement (each as defined and described below);

•	the approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants by our shareholders and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of the Notes to an amendment or waiver of the provisions of the Indenture necessary or appropriate to effect the Financing Transactions, and the tender by the holders of the Notes and the purchase by us of at least a majority of the outstanding principal amount of the Notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt by us of approval from The Nasdaq Stock Market for the listing of the shares of common stock issuable upon exercise of the warrants;

•	the appointment to our board of directors of a person designated by Deutsche Bank and reasonably acceptable to us;

•	the receipt by Deutsche Bank of a legal opinion from our counsel, Jenner & Block, LLC;

•	the receipt of necessary governmental authorizations, consents or approvals, if any;

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter the execution, delivery or performance of the purchase agreement or Financing Transactions; and

•	no violation of applicable law as a result of or after giving effect to the Financing Transactions.

      Our obligations to close the purchase agreement, and sell the senior secured note and warrants to Deutsche Bank, are subject to the following conditions, unless otherwise waived by us:

•	Deutsche Bank’s representations and warranties under the purchase agreement being true and correct and Deutsche Bank’s compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the delivery and execution by Deutsche Bank of the guaranty and security agreement and the registration rights agreement.

•	the approval of the issuance of the warrants by our shareholders and the common stock issuable upon exercise of the warrants and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of the Notes to an amendment or waiver of the provisions of the Indenture governing the Notes necessary or appropriate to effect the Financing Transactions contemplated by the purchase agreement, and the tender by the holders of the Notes and the purchase by us of at least a majority of the outstanding principal amount of the Notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt of necessary governmental authorizations, consents or approvals, if any; and

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter the execution, delivery or performance of the purchase agreement or the Financing Transactions.

      We have agreed to indemnify Deutsche Bank, its affiliates, officers, directors employees, agents, successors and assigns from liability or loss arising out of or resulting from our breach of any representation or warranty, agreement or covenant in connection with the purchase agreement. We are not liable for any loss except and only to the extent that the aggregate amount of losses exceeds $400,000, and then only to the extent of the losses in excess of $400,000 up to a maximum liability in most cases of $40 million. However, for breaches of certain fundamental representations, there is no deductible or liability limit under the purchase agreement.

      Deutsche Bank may terminate the purchase agreement at any time prior to the closing if:

•	an event or condition has occurred that results in a material adverse effect with respect to us;

•	any representations and warranties made by us in the purchase agreement are not true and correct when made, subject to a 30-day cure period if such breach is capable of being cured;

•	we fail to comply in all material respects with the covenants or agreements contained in the purchase agreement, subject to a 30-day cure period if such breach is capable of being cured;

•	bankruptcy or insolvency proceedings are initiated against us or we make a general assignment for the benefit of creditors; or

•	we enter into a binding agreement for a superior proposal or there has been a change in the recommendation of our board of directors.

      We may terminate the purchase agreement at any time prior to the closing if:

•	(1) we have not breached our obligations with respect to the solicitation of other transactions and the recommendation of our board of directors with respect to the Financing Transactions, (2) we have not received shareholder approval for the issuance of the warrants or the shares of common stock issuable upon exercise of the warrants, (3) our board of directors authorizes us to enter into a binding agreement regarding a superior proposal and we notify Deutsche Bank in writing of our intent to do so and (4) Deutsche Bank does not, within three business days, make an offer that our board of directors determines, after consultation with its financial advisors, to be at least as favorable to the shareholders as the superior proposal; or

•	our board of directors changes its recommendation with respect to the Financing Transactions.

      Either we or Deutsche Bank may terminate the purchase agreement if:

•	the closing does not occur by January 31, 2004, and the delay is not due to the failure of the terminating party to fulfill any of its obligations under the purchase agreement;

•	a governmental authority issues a final and nonappealable order, decree or ruling that restrains, enjoins or prohibits the Financing Transactions; or

•	by mutual consent.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal and the superior proposal relates to a merger, consolidation or similar transaction, the acquisition of a majority of our outstanding common stock (other than as a result of our issuance of common stock) or the sale, lease or transfer of all or substantially all of our assets, we must grant to Deutsche Bank warrants to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the Financing Transactions, except that the exercise price will be $4.47 per share, which was the closing price of our common stock on the day prior to the execution of the purchase agreement.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal, and the superior proposal relates to the issuance by us of our debt or equity securities, then we must pay Deutsche Bank $750,000 in immediately available funds.

      In the event the purchase agreement is terminated by either us or Deutsche Bank as a result of a change in the recommendation of our board of directors in the absence of a superior proposal, we must grant warrants to Deutsche Bank to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the Financing Transactions, except that the exercise price will be $4.47 per share.

      In the event our shareholders fail to approve the issuance of the warrants and the common stock issuable upon exercise of such warrants, and ratify all other matters related thereto, the Financing Transactions will not be consummated. However, the failure to obtain such shareholder approval would not, in the absence of an event involving a superior proposal, obligate us to make any additional termination payments to Deutsche Bank. Regardless of whether or not the Financing Transactions are consummated, we are obligated to reimburse Deutsche Bank for all reasonable, documented out-of-pocket costs and expenses up to an aggregate of $250,000, including documented fees and counsel expenses incurred in connection with the Financing Transactions.

The Warrants

      The warrants issuable pursuant to the purchase agreement entitle Deutsche Bank to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. Under the terms of warrant, the warrants are exercisable in whole or in part, and from time to time, for the three-year period following the closing of the Financing Transactions. We have agreed that Deutsche Bank will have a one-time option to extend the exercise period to any date up to four years and six months following closing of the Financing Transactions. If Deutsche Bank elects to extend the expiration date of the exercise period for the warrants held by Deutsche Bank or its affiliates, the maturity date for that portion of the senior secured note held by Deutsche Bank or its affiliates will be extended to the same date. The expiration date for the exercise period will be automatically extended if on the expiration date there is no effective registration statement or a blackout period is in effect pursuant to the registration rights agreement or we have not received the requisite governmental approvals to permit the warrant exercise. The expiration date will be extended until such registration statement is declared effective, there is no blackout period or all requisite approvals are obtained.

      We have agreed that the warrants will be exercisable, in whole or in part, at the election of the warrantholder (whether Deutsche Bank or a permitted transferee of all or part of the warrants), by:

•	the surrender of the warrants, with the necessary notice of exercise, to us and the payment of the exercise price for the shares being purchased;

•	if in connection with a registered public offering of our securities, the surrender of the warrants, with the necessary notice of exercise, together with notice of arrangements reasonably satisfactory to us for payment to us from the proceeds of the sale of shares in the public offering; or

•	the tender of all or a portion of the senior secured note in a principal amount equal to the then applicable exercise price multiplied by the shares being purchased.

      The terms of the warrant provide that the warrantholder may also elect to effect a cashless exercise of the warrants if the average of the closing prices of our common stock over the 20 trading days immediately prior to the date of the proposed exercise is equal to or greater than $5.00 per share at the time of exercise. If the warrantholder elects to exercise the warrants where the average closing price of our common stock over such period is less than $5.00 per share, we may require the warrantholder to effect a cashless exercise. A cashless exercise would entitle the warrantholder, without the payment of any additional consideration, to the number of our common shares produced by the following formula:

•	the excess of the fair market value of one of our common shares at the time of the election to make a cashless exercise over the exercise price of the warrants, multiplied by

•	the number of shares for which the warrant is to be exercised, and divided by

•	the fair market value of one of our common shares at the time of the election to make a cashless exercise.

      The terms of the warrant provide that regardless of the manner of exercise, the shares issued upon the exercise of the warrants must be duly and validly issued, fully paid and nonassessable upon issuance. In addition, during the term of the warrants, we must at all times have sufficient shares authorized and unissued to cover all shares issuable under the warrants. As of October 22, 2003 we had 100,000,000 shares of our common stock authorized of which 36,514,802 shares were issued and outstanding and 1,332,757 shares of our common stock were reserved for grant under our equity incentive plans. Accordingly, as of such date, we had a sufficient number of authorized and unissued shares of common stock to cover the 26,666,667 shares of common stock issuable under the warrants.

      We have agreed that there will be a number of circumstances under which the exercise price of the warrants may be adjusted prior to the exercise of the warrants:

•	Share Adjustment. If we effect a stock split or a reverse stock split, or issue additional shares of common stock as a dividend or distribution, the exercise price and the number of shares issuable upon exercise of the warrants will both be adjusted accordingly in order that each warrantholder may retain its proportionate ownership. Any adjustment will become effective at the close of business on the date the subdivision, combination or reclassification becomes effective or the record date of such dividend or distribution.

•	Corporate Transaction. If we effect any corporate reclassification, capital reorganization, consolidation, spin-off, merger, transfer of all or a substantial portion of our properties or assets, or any dissolution, liquidation or winding up, we must provide that each warrantholder will have the right to receive upon exercise of the warrants the same number of our common shares and amount of cash or other consideration that the warrantholder would have been entitled to receive had the warrants been exercised immediately prior to the transaction.

•	Discounted Share Issuance. If we issue or sell or are deemed to issue or sell additional shares of common stock other than excluded stock, which means stock issued to our directors, officers or employees in connection with their services under our benefit plans or stock issued pursuant to a merger, consolidation or acquisition approved by our board of directors, at a price below the exercise price, the exercise price of the warrants will be decreased to an amount determined by dividing the previously applicable exercise price by a fraction:

•	the numerator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of our common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

However, if the exercise price is equal to or less than $.001 per share, instead of adjusting the exercise price, the number of shares of common stock available to be purchased upon exercise of the warrants will be increased by multiplying the previous applicable number of available to be purchased shares by a fraction:

•	the numerator of which will be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

•	Options. If any options or convertible securities provide for any decrease or increase in the consideration payable to us or the number of shares of common stock issuable upon the exercise or conversion thereof, then the exercise price for the warrants will be adjusted accordingly to compensate each warrantholder for any dilution.

•	No adjustments relating to options or convertible securities will increase the exercise price for the warrants by more than all previous reductions in the exercise price for the warrants related to the same options or convertible securities.

•	Upon the expiration or the repurchase and cancellation of any options or convertible securities which have not been exercised, any adjustment to the warrant exercise price made as a result of the issuance of such options or convertible securities will be readjusted and recomputed under certain situations, provided, however that no adjustments will increase the exercise price by more than all previous reductions in the exercise price.

•	Dividends. If we declare or pay a dividend of any type other than a dividend payable in shares of our common stock (with the exception of quarterly cash dividends on our common stock in an amount up to 5% per year of our common stock on the date declared) the exercise price of the warrants will be reduced to compensate each warrantholder for the reduction in value of our common shares as a result of the dividend.

•	Other Adjustments. Any other events not specifically enumerated where the specified antidilution provision would not fairly protect the purchase rights of the warrantholder will require our board of directors to make an appropriate adjustment to adequately protect the purchase rights of the warrantholder.

      In addition, we have agreed to notify Deutsche Bank 15 days prior to any issuance or sale of our convertible or exchangeable debt or equity securities having more favorable antidilution provisions than is provided under the warrants and to allow Deutsche Bank to participate proportionately in such issuance or sale. Deutsche Bank must notify us within five business days of their intent to participate in such issuance or sale. Deutsche Bank’s share will be determined by dividing the number of shares issuable upon exercise of the warrants by the total number of our outstanding common stock before giving effect to such transaction.

      Under the terms of the warrant, if the warrantholder in good faith disagrees with our board of directors as to the determination of the fair market value in respect of securities not traded on a national securities exchange or an automated quotation system, or property valued by our board of directors at more than $2,500,000, then the warrantholder may elect to contest the determination of such fair market value. If such an election is made, we must engage an appraiser, who must issue a valuation report to both us and the warrantholder. The appraiser’s determination of fair market value is final and binding.

      Under the terms of the warrant, if applicable, Deutsche Bank and we will file all necessary forms and documents with the proper authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other agency requirements or regulations. Deutsche Bank and we will coordinate our efforts in promptly responding to all government inquiries.

      Under the terms of the warrant, prior to the exercise of the warrants, the warrantholder is not entitled to any rights of a shareholder, including the right to vote or receive dividends. In addition, the warrantholder has no obligation to exercise all or any portion of the warrants to purchase any of our common shares.

      The terms of the warrant provide that the warrants and the shares issued upon exercise of the warrants will contain a restrictive legend, limiting their transferability under the securities laws. We have agreed, at our expense, to cause new warrant certificates or share certificates to be issued whenever the restrictive legend is no longer required in the opinion of the warrantholder’s counsel. Under the terms of the warrant, the warrants are transferable in whole or in part by the warrantholders without our consent to any person or group such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock on a fully diluted basis at the time of transfer. Warrantholders may not, without our consent, transfer the warrants to any of our competitors or in an amount equal to 10% or more of our outstanding common stock on a fully diluted basis at the time of transfer unless such transfer is to an affiliate of Deutsche Bank or certain permitted transferees; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

The Registration Rights Agreement

      The registration rights agreement sets forth the rights of holders of warrants and the common stock issuable upon exercise of the warrants, which we refer to as “registrable securities,” to have such registrable securities registered with the Commission under the Securities Act of 1933, as amended. The registration rights agreement also sets forth our obligations to cooperate with the holders of registrable securities to register these shares.

      We have agreed that, within 90 days after the closing date of the Financing Transactions, we must file a shelf registration statement on Form S-3 covering the resale of the registerable securities pursuant to Rule 415 under the Securities Act. In addition, we must use our reasonable best efforts to have the shelf registration statement declared effective and remain continuously effective during the exercise period of the warrants to permit the disposition of the registrable securities.

      We have also agreed to grant “demand” registrations pursuant to the registration rights agreement. In particular, after receipt of a written request from holders of registrable securities that we effect a registration under the Securities Act, we are required to notify all holders of registrable securities of the receipt of the request and each holder of registrable securities may elect to have all or part of its shares included in such demand registration. In addition, we must, no later than 30 days (excluding days under a blackout period) after receiving the request for a demand registration, file and thereafter use our reasonable best efforts to cause a registration statement to be declared effective relating to all registrable securities that we have been requested to include in such registration.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “demand” registration, including:

•	The aggregate value of the registrable securities requested to be registered must be for (i) at least $10 million at the time such demand is made or (ii) at least 20% of the shares initially issuable upon exercise of the warrants.

•	Holders of registrable securities are entitled to a total of two such registrations in addition to the shelf registration referred to above; provided, however, that if the participating holders are not able to register and sell at least two-thirds of the registrable securities sought to be included in the demand registration, then such demand registration will not be counted as one of the two demand registrations available. We may not be required to file more than two such registrations in any twelve-month period, any demand registration within 180 days of the effectiveness of any other registration statement, or any demand registration within 90 days following the effectiveness of any other registration statement filed pursuant to our existing registration rights agreement that we previously entered into for the benefit of some of our other security holders or with respect to the sale by us of our common stock.

•	We will only be required to include in any registration, including any “piggy-back” registration, registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the registrable securities. If the number of shares sought to be registered, including any sought to be registered under our existing registration rights agreement, exceeds this maximum amount, we will include the shares of all holders of registration rights under any other registration rights agreements and holders of registrable securities on a pro rata basis.

      Under the registration rights agreement, if we propose to file certain registration statements (other than a Form S-4 or S-8, or any successor forms) we must notify all holders of registrable securities prior to any such filing. Each holder of registrable securities must notify us within 10 days of receiving the notice, stating the number of registerable shares the holder seeks to register, and we must include such shares in the registration, subject to the volume limitations discussed below.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “piggy-back” registration, including:

•	We will only be required to include in such registration registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the shares.

•	If the registrable securities sought to be registered under a piggy-back registration exceed the maximum amount advised by the managing underwriter:

•	if we initiate such a registration, we will include our own securities first, then the registrable securities of shares of holders of registration rights under other registration rights agreements and the holders of registrable securities up to the maximum amount (subject to the requirement that a minimum of 25% of the registrable securities to be registered be made available for holders of registrable securities); or

•	if holders of registrable securities initiate such a registration, we will include the registrable securities of the initiating holders of registrable securities first, then the shares of any other participating warrantholders under any other registration rights agreements, then our own securities (subject to the requirement that a minimum of 25% of the securities be made available for warrantholders under the purchase agreement participating in the piggy-back registration request).

      Under the registration rights agreement, the registration rights will terminate upon the later to occur of the second anniversary of the expiration of the warrants, as described more fully above, and three months after the date Deutsche Bank ceases to be an affiliate of ours pursuant to Rule 144 of the Securities Act.

      Under the registration rights agreement, we have the right to delay the filing or effectiveness of either a “demand” registration or a “piggy-back” registration or suspend sales under a shelf registration statement filed pursuant to the registration rights agreement, in the event that:

•	we, in accordance with the advice of our counsel, would be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed, and

•	in the reasonable judgment of our board of directors, there is a reasonable likelihood that this disclosure, or any other action taken in connection with the prospectus, would materially and adversely affect or interfere with (i) any financing, acquisition, merger, disposition of assets, corporate reorganization or other similar transaction involving us or (ii) our best interests or the best interests of our shareholders and such disclosure relates to material legal and regulatory developments; provided, however, that we are required to delay the filing or effectiveness of any registration statement required pursuant to the rights of holders of any other registrable securities during any such “blackout period” that we establish.

      We have agreed to bear all expenses incurred in connection with each registration, including, among others, accounting fees, fees of the NASD, expenses of complying with blue sky laws, fees and disbursements of our counsel and of one counsel for the participating warrantholders.

      Under the registration rights agreement, we will agree to indemnify each holder of registrable securities and certain other parties participating in a registration against any losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement. Also, we must also reimburse these indemnified parties for their legal and other expenses related to investigating or defending such loss or claim.

      In addition, each holder of registrable securities participating in a registration must, separately and not jointly, indemnify us, along with our directors and officers, agents, underwriters and certain other persons against losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement, but only to the extent that the statement or omission was made in reliance upon written information furnished by the holder of the registrable securities expressly for use in connection with the registration. Each holder of registerable securities will reimburse any legal or other expenses reasonably incurred by us, or our directors, officers, agents or underwriters incurred in connection with investing or defending any such loss or claim.

      Under the registration rights agreement if the required indemnification is unavailable, the indemnifying party must contribute to the amount owed by the indemnified party in the proportion appropriate to reflect the relative fault of the indemnifying party and indemnified parties. No person guilty of fraudulent misrepresentation will be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

      Under the registration rights agreement, if the holders of registrable securities participating in a registration have requested an underwritten offering, we will select the underwriter subject to the approval of the holders of a majority of the shares being registered, which approval may not be unreasonably withheld or delayed. Any warrantholder that disapproves of the terms of the underwriting may withdraw its shares from the registration by written notice to us.

The Note

      Pursuant to the purchase agreement, we have agreed to issue to Deutsche Bank a senior secured note in an initial principal amount of $40 million. Interest on this note will be computed at a floating rate of interest equal to three-month LIBOR plus .50% per annum. The interest rate will be adjusted for each three-month interest period during the term of the note and will be established as of the date two business days prior to the first day of each quarterly interest period. Interest will be calculated on the basis of actual number of days elapsed in a year of 360 days. Interest under the senior secured note is payable on the last day of each three-month interest period. However, we will have the option to pay interest in cash or to cause such interest to be capitalized and added to the principal amount of the senior secured note.

      Under the senior secured note, the outstanding principal balance, together with any accrued and unpaid interest, will be due and payable in full on the third anniversary of the closing of the Financing Transactions. However, the maturity date may be extended at Deutsche Bank’s option for a period equal to any extension of the exercise period for the warrants.

      In the event that we fail to make principal or interest payments when due, the senior secured note provides that we will be charged a default interest rate equal to 2% per annum above the interest rate on the note, payable on the demand of Deutsche Bank and computed from the due date of the payments until such principal and interest is paid in full. The senior secured note may be prepaid at any time without premium or penalty. If we prepay the note, the warrants will remain outstanding for their full term or until exercised by Deutsche Bank.

      Under the senior secured note, in the event we default on our obligations under the senior secured note, Deutsche Bank may elect to accelerate our obligations under the senior secured note and require that we immediately pay all unpaid principal and accrued interest under the senior secured note, together with all reasonable out-of-pocket costs of collection. Any such amounts which we do not pay within 10 days of Deutsche Bank’s written demand will bear interest at the default interest rate described above. This senior secured note will be secured pursuant to the terms of the guaranty and security agreement described below.

      Deutsche Bank has agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of the senior secured note in a principal amount of less than $10 million.

The Guaranty and Security Agreement

      In order to provide Deutsche Bank with a security interest in certain collateral with respect to our obligations under the senior secured note, we and each of our material subsidiaries (a subsidiary constituting 5% or more of our aggregate consolidated assets is considered material) have agreed to enter into a guaranty and security agreement. In the event of the formation or acquisition of any material subsidiary, such subsidiary would be required to join the agreement as a guarantor. Upon becoming a party to the guaranty and security agreement, each guarantor will jointly and severally guarantee the payment when due of our obligations in respect of the $40 million senior secured note payable and grant a security interest in its assets with respect to such obligations.

      The security interest granted under the guaranty and security agreement will encompass substantially all of our assets, including, but not limited to, the following types of collateral:

•	all equipment and software related thereto;

•	all inventory;

•	all accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and all other obligations of any kind;

•	certain pledged equity and the certificates, if any, representing such pledged equity, together with additional shares of stock and other equity interests acquired by us from time to time, and all dividends and other distributions received in respect of such equity;

•	certain pledged debt and the instruments evidencing such debt, together with additional indebtedness owed to us from time to time;

•	all other investment property, including, without limitation, securities, security entitlements, securities accounts, commodity contracts and commodity accounts;

•	certain intellectual property agreements, together with certain rights thereunder;

•	various items of accounts, including all deposit accounts, promissory notes, certificates of deposit, deposit accounts, checks and other instruments, together with all interest, dividends, distributions, cash, instruments and other property received, receivable or otherwise distributable in respect of the foregoing;

•	certain intellectual property, including all patents, patent applications, trademarks, service marks domain names, trade dress, trade names, copyrights, whether registered or unregistered, computer software programs and databases, confidential and proprietary information, including know-how, trade secrets, inventions, research and development information, all registrations and applications for any of the foregoing, all tangible embodiments of the foregoing, all agreements, permits consents, orders and franchises relating to the license, development use or disclosure of any of the foregoing, and any and all claims for damages and injunctive relief for infringement, dilution, misappropriation or other misuse with respect to any of the foregoing;

•	all books and records, including, without limitation, customer lists, credit files and other records pertaining to any collateral; and

•	all proceeds of, collateral for, income, royalties and other payments for any and all of the collateral.

      Pursuant to the guaranty and security agreement, we may grant a lien senior to that of Deutsche Bank in our accounts receivable to serve as security for a revolving credit facility of up to the greater of $10 million or 70% of our accounts receivable (up to $25 million). The collateral does not include any rights under any contract or other agreement to the extent the grant of a security interest would invalidate the underlying rights of the grantor in such contract or agreement, is prohibited by such contract or agreement, would give any other party to such contract or agreement the right to terminate its obligations thereunder, or is not permitted without consent, unless all such required consents have been obtained.

      We will make customary representations and warranties under the guaranty and security agreement. We will also make customary affirmative covenants in connection with the guaranty and security agreement, some of which are limited to circumstances that would have a material adverse effect on us. These affirmative covenants include:

•	we must comply in all material respects with all applicable laws, rules and regulations;

•	we must pay and discharge all federal and other material taxes and other material claims that, if unpaid, may become a lien upon our property;

•	we must maintain and preserve our existence, legal structure or rights;

•	we must maintain and preserve all properties in good and working order and condition, ordinary wear and tear excepted;

•	we must conduct all transactions with affiliates permitted under the transaction documents governing the Financing Transactions on terms that are fair and reasonable and no less favorable to us than we would obtain in a comparable arm’s-length transaction with a non-affiliate, subject to certain exceptions;

•	we must, upon the formation or acquisition of a material subsidiary, cause such subsidiary to formally guarantee, and pledge certain of its assets as collateral to secure our obligations under the senior secured note;

•	we must comply with the terms of our leaseholds; and

•	within two days after the occurrence of any default, event of default or any event reasonably likely to have a material adverse effect with respect to us, we must deliver to the collateral agent a statement of our chief financial officer setting forth the details of such event and the action that we have taken and propose to take with respect thereto.

      In addition, we will make various, customary negative covenants including, but not limited to, the following:

•	we may not create or incur any liens with respect to any of our properties, other than certain permitted liens (including in respect of the above-described revolving credit facility);

•	we may not create or incur any debt, except certain types of permitted debt, including, but not limited to:

•	debt under the loan documents related to the Financing Transactions;

•	certain debt existing on the closing date;

•	debt owed to another party granting a security interest under the guaranty and security agreement, provided that debts to another grantor in excess of $250,000 are considered to be pledged to Deutsche Bank and must be evidenced by promissory notes which are pledged as security for the grantor’s obligations; and

•	additional debt, provided that the ratio of our total consolidated debt (including the above described revolving credit facility) to stockholder equity on a post-transaction basis is greater than or equal to 2.5:1;

•	we may not sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except with certain limited exceptions;

•	we may not declare or pay any dividends, purchase, redeem or retire any of our equity securities, return any capital to our stockholders or make any distribution of assets, equity securities, obligations or securities to our stockholders, except that we may declare and pay dividends and distributions payable only in our common stock;

•	we may not redeem, purchase or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms of, any debt, except the prepayment of the senior secured note issued to Deutsche Bank in connection with the Financing Transactions, and the redemption of the Notes;

•	we may not amend our, or permit any of our subsidiaries to amend its, certificate of incorporation or bylaws or other constitutive documents; and

•	we may not make, or permit any of our subsidiaries to make, any changes in accounting policies or practices, except as required by generally accepted accounting principles.

      Upon the payment in full of our obligations under the senior secured note, the pledge and security interest granted under the guaranty and security agreement will terminate.

6.	Selected Financial Data.

      This section presents our selected historical financial data. You should read carefully the consolidated financial statements, related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this Statement. The selected historical financial data in this section is not intended to replace the consolidated financial statements.

      We generally recognize revenues for telecommunications services when service is provided. Reciprocal compensation is recognized as revenue only to the extent received in cash or when collectibility is reasonably assured. For more information on reciprocal compensation, please refer to our 2002 Annual Report on Form 10-K.

	Nine months ended
	September 30,	Years ended December 31,
	2003
	(unaudited)	2002	2001

	(In thousands, except per share amounts
	and line of service data)
Statement of Operations Data:
Revenues	$106,550	$164,098	$149,992
Costs and expenses:
Cost of sales	26,532	53,525	57,345
Selling, general and administrative:	44,609	60,114	66,575
Depreciation and amortization	33,913	40,350	34,181
Restructuring charges	125	8,620	8,764
Impairment of assets	—	16,621	16,787

Total operating expenses	105,179	179,230	183,652
Income from operations	1,371	(15,132)	(33,660)
Interest expense	9,541	17,398	19,937
Gain on repurchase of bonds	—	(33,847)	—
Other income (loss), net	30	(1,474)	(4,212)

Income (loss) before provision for income taxes	(8,200)	2,791	(49,385)
Provision (benefit) for income taxes	(2,733)	745	(14,593)

Net income (loss)	$(5,467)	$2,046	$(34,792)

Diluted net income (loss) per share	$(0.15)	$0.06	$(0.96)
Basic weighted average shares outstanding	36,464,152	36,307,851	36,057,941
Diluted weighted average shares outstanding	36,464,152	36,334,337	36,057,941
Other data:
EBITDA(1)	$35,254	$58,934	$556
Cash flow from operations	17,984	44,571	10,975
DS-0 equivalent lines of service	425,070	327,021	235,244
Balance Sheet Data:
Cash, cash equivalents and short term investments	$61,312	$57,259	$82,500
Total assets	$212,371	$243,016	$314,737
Total long-term debt	$95,372	$97,443	$160,192
Stockholders’ equity (deficit)	$81,940	$87,236	$85,071
Total liabilities and stockholders’ equity	$212,371	$243,016	$314,737

(1)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe EBITDA is a common measure used by analysts and investors as well as a means to evaluate our capacity to meet our service obligations. We use EBITDA as an internal measurement tool and have also included EBITDA performance goals in our 2003 compensation plans. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information. The table above reconciles EBITDA to our net cash provided by operating activities.

	Nine months ended
	September 30,	Years ended December 31,
	2003
	(unaudited)	2002	2001

	(In thousands, except per share amounts
	and line of service data)
Reconciliation of EBITDA to Operating Cash Flow
EBITDA	$35,254	$58,934	$556
Net gain on bond repurchase	—	33,847	—
Non-Cash restructuring charges	—	(3,408)	(5,000)
Impairment of assets and goodwill	—	(16,621)	(16,787)
Changes in operating assets and liabilities	7,960	(6,134)	2,894
Interest expense, net	9,541	15,793	15,760
Deferred income tax benefit	84	(7,309)	(3,111)
Allowance for doubtful accounts receivable	—	(1,008)	(3,214)
Amortization of deferred financing costs	(315)	(693)	(878)
Amortization of deferred stock compensation	—	(104)	(83)

Operating cash flow	$17,984	$44,571	$11,034

7.	Management’s Discussion of Certain Financial and Other Matters.

      The following discussion should be read in conjunction with the selected financial information set forth above in the section entitled “Selected Financial Data” and the reports and other information filed by us with the Commission.

Overview

      We are a provider of integrated communications services in the western United States. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as SPs and SME businesses, many of which are communications intensive users.

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage over ILECs and other CLECs particularly with regard to SP customers. We believe our ubiquitous network within the State of California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization, and strong gross profit margins. In addition, by providing levels of customer service that we believe is higher than that of our competitors we believe that we differentiate ourselves in the marketplace. We believe that this focus on superior customer service on a company-wide basis, which we have internally branded as “Five Star,” will provide us with the ability to sustain high levels of customer loyalty and allow us to achieve benchmark industry levels of turnover in customers, which we refer to as “churn.”

      A substantial portion of our revenue is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements or ICAs. The revenues from these carriers are the result of ICAs we have entered into with them that provide for the transport and termination of local telecommunication traffic. Reciprocal compensation payments are currently an important source of revenue for us, and as a result, the failure, for any reason, of one or more ILECs from which we receive reciprocal compensation payments to make all or a significant portion of such payments in the future could adversely affect our financial condition. Key drivers of reciprocal compensation revenue are the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. The right of CLECs, such as us, to receive reciprocal compensation is the subject of numerous regulatory and legal challenges.

      The following table sets forth our total revenue, reciprocal compensation revenue and reciprocal compensation revenue as a percentage of total revenue for each of the quarterly periods beginning with the quarter ended March 31, 2001 and ending with the quarter ended September 30, 2003 (in millions):

	2001				2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Total revenue	$40.1	$38.2	$35.5	$36.2	$43.1	$38.5	$34.2	$48.3	$30.5	$45.7	$30.3
Reciprocal compensation revenue	$16.9	$15.9	$14.1	$15.5	$23.5	$16.1	$12.1	$12.5	$9.4	$23.8	$7.8
Reciprocal compensation revenue as a percentage of total revenue	42.1%	41.6%	39.7%	42.8%	54.5%	41.8%	35.4%	25.9%	30.8%	52.1%	25.7%

Financial Results for the Third Quarter

Revenues

      Our total revenues for the third quarter of 2003 were $30.3 million, a decrease of $15.4 million, or 33.7%, from revenues of $45.7 million in the second quarter of 2003, and a $3.9 million, or a 11.4%, decrease from revenues of $34.2 million in the third quarter of 2002.

      Our total revenues for the third quarter 2003 declined relative to total revenues for the second quarter of 2003, despite sequential growth in lines in service and minutes of use, primarily due to a $16.0 million decline in reciprocal compensation revenues. Included in the second quarter of 2003 reciprocal compensation revenues are $10.0 million in reciprocal compensation revenues previously earned by us, but withheld by certain ILECs. The remaining $6.0 million decline in reciprocal compensation revenues in the third quarter of 2003 primarily resulted from lower per minute reciprocal compensation rates paid by ILECs and the withholding of reciprocal compensation payments by Verizon for approximately two months of the quarter.

      The year over year decrease in revenues in the third quarter of 2003 from revenues in the third quarter of 2002 is primarily due to a $4.3 million decline in reciprocal compensation from lower per minute reciprocal compensation rates paid by ILECs and the withholding of reciprocal compensation payments by Verizon for approximately two months of the third quarter of 2003. These declines were partially offset by increased DS-0 lines in service and total minutes of use on a year over year basis.

      As previously announced, both Verizon and SBC have attempted to adopt the Federal Communications Commission’s (FCC) Intercarrier ISP Compensation Order. In particular, the FCC Order introduced a series of declining reciprocal compensation pricing tiers for minutes of use, at rates starting below the rates previously negotiated in our interconnection agreements with both carriers. The lowest pricing tier specified by the order was reached on June 15, 2003, which will remain in effect until such time that a replacement FCC Order may be introduced.

      Additionally, the FCC Order introduced artificial annual growth limits on compensable minutes of use subject to reciprocal compensation based on the composition and balance of traffic between carriers. Based on Verizon’s interpretation of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to us during July 2003, and has indicated its intention to withhold any further reciprocal compensation payments for the duration of 2003. If other significant carriers that we exchange traffic with, such as SBC, were to adopt a similar interpretation of the growth cap formula, we could experience further significant reductions in reciprocal compensation revenue as a result of payment withholdings for the balance of 2003. Furthermore, ILECs that withhold reciprocal compensation payments for 2003 based on their interpretation of the FCC order may also withhold reciprocal compensation payments in 2004 and beyond.

      We are disputing these withheld reciprocal compensation revenues and have challenged the legality of the growth caps and as well as Verizon’s and SBC’s implementation of the FCC Order. There are no assurances that disputed past or future withheld reciprocal compensation payments will ever be paid to us.

Expenses

      Cost of sales were $8.8 million in the third quarter of 2003, an increase of $1.8 million, or 25.7%, from $7.0 million in the second quarter of 2003, and a decrease of $3.7 million, or 29.6%, from $12.5 million in the third quarter of 2002. Cost of sales for the third quarter of 2003 were inclusive of $2.0 million in negotiated supplier credits recognized during the period. Similarly, cost of sales for the second quarter of 2003 were inclusive of $4.1 million in negotiated supplier credits for the period. These supplier credits are a result of the resolution of disputes with our suppliers and there can be no assurance that we will continue to receive supplier credits in the future.

      Selling, general and administrative expenses were $15.2 million in the third quarter of 2003, an increase of $1.0 million, or 7.0%, from $14.2 million in the second quarter of 2003, and a $0.3 million, or 2.0%, increase from $14.9 million in the third quarter of 2002. The $1.0 million increase in the third quarter of 2003 from selling, general and administrative expenses for the second quarter of 2003 primarily is the result of a negotiated supplier credit of approximately $0.8 million recognized during the second quarter.

Net Income (Loss)

      Net loss for the third quarter of 2003 was ($4.3) million, compared to net income of $9.2 million for the second quarter of 2003 and net income of $4.9 million for the third quarter of 2002.

      Net income for the second quarter of 2003 was inclusive of $10.0 million in revenues earned by us for services rendered in prior period, but withheld by certain ILECs and $4.1 million in negotiated supplier credits. Net income for the third quarter of 2002 included a gain on repurchase of bonds of $14.9 million relating to open market purchases undertaken in the quarter to retire $22.8 million in principal amount of Notes at a significant discount from face value.

      Basic and diluted net loss per share for the third quarter of 2003 was ($0.12), as compared to basic and diluted net income per share of $0.25 in the second quarter of 2003, and basic and diluted net income per share of $0.13 in the third quarter of 2002.

EBITDA

      EBITDA (earnings before interest expense, net; income taxes; depreciation and amortization) for the third quarter of 2003 was $6.3 million, a decrease of $18.0 million, or 74.1%, from $24.3 million for the second quarter of 2003, and a decrease of $15.4 million, or 71.0%, from $21.7 million in the third quarter of 2002. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing our results with those of our competitors as well as a means to evaluate our capacity to meet our service obligations. We use EBITDA as an internal measurement tool and we have included EBITDA performance goals in our 2003 company-wide compensation package. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information.

      The reconciliation of EBITDA to Operating Cash Flow for the periods presented is as follows (in millions):

	2002	2003

	Q3	Q2	Q3

EBITDA	$21.7	$24.3	$6.3
Net gain on bond repurchase	14.9
Non-cash restructuring charges	(0.2)
Changes in operating assets and liabilities	5.6	10.9	6.7
Interest expense, net	3.7	3.4	3.1
Deferred income tax benefit	(0.3)
Allowance for doubtful accounts rec	(0.1)
Amortization of deferred financing costs	(0.1)	(0.1)	(0.1)

Operating cash flow	$(1.8)	$10.1	$10.1

      The $18.0 million decline in EBITDA in the third quarter of 2003 compared to the second quarter of 2003 was primarily due to a $16.0 million decline in reciprocal compensation revenues and an increase of $1.8 million in cost of sales. The $15.4 million decline in EBITDA in the third quarter of 2003 as compared to the third quarter of 2002 was primarily due to a $14.9 million gain on repurchase of bonds in the second quarter of 2002.

Liquidity

      As of September 30, 2003, we had cash, cash equivalents and short-term investments totaling $61.3 million, an increase of $7.3 million from $54.0 million at the end of the second quarter of 2003, and an increase of $4.0 million from $57.3 million as of December 31, 2002. These cash increases resulted primarily from operating cash flow offset by interest expense in the periods.

Lines of Service/ Minutes of Use

      Total DS-0 equivalent lines in service, which include SP and on-network SME DS-0 line equivalents, were 425,070 in the third quarter of 2003, an increase of 21,319 DS-0 lines, or 5.3%, sequentially from 403,751 DS-0 lines at the end of the second quarter of 2003 and an increase of 100,970 lines, or 31.2%, from 324,100 lines at the end of the third quarter of 2002.

      Total minutes of use were 11.2 billion in the third quarter of 2003, an increase of 1.2 billion minutes, or 12.0%, from 10.0 billion minutes in the second quarter of 2003, and an increase of 3.0 billion minutes or, 36.6%, from 8.2 billion minutes in the third quarter of 2002.

Effect of the Proposed Transactions

Effect on Cash Interest Expense

      In connection with the Financing Transactions, we have agreed to issue Deutsche Bank a senior secured promissory note with an original principal amount of $40.0 million and warrants to purchase up to 26,666,667 shares of our common stock. The senior secured note will mature three years from the date of closing of the Financing Transactions, may be extended for up to 18 additional months at the option of Deutsche Bank, and will accrue interest at a rate of three-month LIBOR, which as of October 25, 2003 was approximately 1.2%, plus 0.50% per annum. We may elect to capitalize the quarterly interest payments, with the entire principal and any capitalized interest payable at maturity.

      We will value the issuance of both the senior secured note and the warrants as a single transaction, which will factor in the in-the-money value of the warrants and the net present value of the senior secured note on the date of issuance. Once the value of the Financing Transactions has been set, an allocation of the value will be made on a percentage basis between the senior secured note and the warrants based upon each of their corresponding contribution to the total net value. This allocation will result in a discount to the face amount of the senior secured note recorded, reducing our total liability recorded for the senior secured note to less than the principal amount loaned to

us. The discount recorded against the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method. Additionally, any costs incurred in connection with the Financing Transactions will also be amortized to interest expense over the life of the senior secured note. As a result, we currently expect to report total interest expense that is significantly greater than the stated interest rate on the senior secured note.

      If the full amount of the Notes expected to be offered for by us are tendered and accepted, we would have outstanding following completion of the Tender Offer $21.1 principal amount of the Notes. We will continue to be obligated to make semi-annual interest payments at a rate of 13.5% per annum on the outstanding amounts of the Notes. Assuming we were to capitalize interest on the senior secured promissory note, and three-month LIBOR remained unchanged from October 25, 2003, we would save approximately $10.0 million in annual cash interest payments in connection with the completion of the Financing Transactions and the Tender Offer as currently contemplated. Assuming we were to pay quarterly interest on the senior secured note and three-month LIBOR remained unchanged from October 25, 2003, we would save approximately $9.3 million in annual cash interest payments. Notwithstanding the foregoing, there can be no assurances that we will be successful in purchasing all of the Notes expected to be offered for in connection with the Tender Offer or that the terms and conditions of the Tender Offer will not change. Furthermore, there can be no assurances that three-month LIBOR will not be materially different in future periods. Accordingly, the anticipated savings in cash interest payments associated with completion of the Financing Transactions and the Tender Offer may be materially less than described above. Due to the treatment of the senior secured promissory note discount and any costs incurred by us to complete the Financing Transactions discussed above, annual interest expense may be more or less than we currently recognize on the outstanding Notes, depending on amounts accreted and amortized to interest expense over the life of the senior secured note.

Effect on Capitalization

      We expect to use the proceeds of the Financing Transactions, together with a majority of our existing cash balance, to fund the Tender Offer for at least a majority of our outstanding Notes. If the full amount of Notes expected to be offered for by us are tendered and accepted, we would have outstanding following completion of the Tender Offer $21.1 million in principal amount of the Notes. Assuming that all of the outstanding Notes are tendered within the time required to qualify for the Early Tender Premium described above, we would spend $76.1 million to acquire the Notes (including estimated related fees and expenses and accrued interest), of which $40.0 million would be funded with the proceeds of the Financing Transactions and $36.1 million would be funded with our existing cash balance on hand. On a pro forma basis, after giving effect to the Financing Transactions, our existing cash balance and short term investments would be $26.9 million as of September 30, 2003 and our total liabilities would be $94.7 million, exclusive of any discount applied to the senior secured note as of September 30, 2003. Notwithstanding the foregoing, there can be no assurances that we will be successful in purchasing all of the Notes expected to be offered for in connection with the tender offer and there can be no assurances that the terms and conditions of the Tender Offer will not change. Accordingly, the amount of total liabilities, exclusive of any discount applied to the senior secured note and the amount of cash and short-term investments upon completion of the Financing Transactions and the Tender Offer, may be more or less than the indicated amounts.

      The exercise of the warrants would have a dilutive effect on the voting power of our common shares outstanding at the time of exercise. As of the record date of October 22, 2003, we had 36,514,802 shares of common stock issued and outstanding. Under the warrants, the issuance of which is subject to the approval of our shareholders, Deutsche Bank will have the right to acquire 26,666,667 shares of our common stock during the three-year period following the closing of the Financing Transactions, which may be extended by Deutsche Bank for 18 months, at an exercise price of $1.50 per share. Based on the number of shares outstanding as of the record date, the exercise of the warrants would reduce the voting power of our common shares outstanding at the time of exercise by approximately 41% on a fully diluted basis as of October 22, 2003. If the warrants are exercised in a cashless exercise the dilution in voting power could be less than the dilution associated with a non cashless exercise and would vary based upon the market price of our common stock at the time of such exercise. Furthermore, with the ability to designate a director to be appointed or nominated to our board of directors, as applicable and the potential to obtain a large percentage of our common stock through the exercise of the warrants, Deutsche Bank would be able to exercise significant influence over our management and direction.

Accounting Treatment

      We currently expect that accounting treatment of the Financing Transactions would fall under Accounting Principles Board No. 14 (APB 14). As an initial matter, although each of the components of the Financing Transactions appears to be a distinct transaction, that is, the warrants are separate and distinct from the senior secured note, under the generally accepted accounting principles as defined in APB 14, the Financing Transactions will be accounted for and valued as a single transaction. It is expected that we will need to obtain a valuation of the Financing Transactions. Once the value of the Financing Transactions has been obtained, an allocation of such value will be made between the senior secured promissory note and the warrants. It is currently expected that the warrants will be valued at significantly more than 50% of the total value of the Financing Transactions. Under APB 14, the value assigned to the warrants represents the discount to the face amount of the senior secured note. The discount to the face amount of the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method.

      In connection with the Tender Offer, the face amount of the Notes purchased will be retired and any resulting gain, which is equal to the difference between the face amount of the Notes retired and the total consideration paid, less acquisition costs, will be recognized as income in the period the Tender Offer closes.

Tax Treatment

      We will realize cancellation of indebtedness income on the purchase of our outstanding Notes pursuant to the Tender Offer in an amount equal to the excess of the principal amount of the Notes purchased over the amount paid therefor. We expect to have sufficient current and cumulative net operating losses (“NOLs”) to offset taxable income arising from the purchase of the outstanding Notes and, therefore, do not expect the Financing Transactions to cause an immediate cash payment for taxes due.

      With respect to the senior secured note and warrants, we will allocate the $40 million received from Deutsche Bank in connection with the Financing Transactions between the senior secured note and warrants based on their relative fair market values. This allocation is expected to result in an allocation of value to the senior secured note that is significantly less than its face amount. As a result, we expect to report interest expense and amortization of original issue discount in amounts that are significantly greater than the stated interest on the senior secured note. In this regard, you should be aware that, when considered along with other characteristics of the transaction, the treatment of the issuance of the senior secured note and warrants for tax purposes is not free from doubt. We considered and evaluated the proposed transaction without assuming any tax benefits or deductions that may be available with respect to the senior secured note.

      The issuance of the warrants, when combined with shifts of ownership by significant shareholders in the last year, may cause an “ownership change” for tax purposes that could affect our ability to utilize our accumulated NOLs to offset future taxable income. Based upon the current market value of our common stock and NOLs available for carryforward, an ownership change in connection with the issuance of the warrants should not prevent us from utilizing all of our NOLs over the next two years. However, any actual limitation will be based on our stock value immediately before the Financing Transactions, which could result in a significantly more restrictive limit on the use of our NOLs.

8.	Proposed Amendments to the Indenture.

      We are soliciting the Consents of the Holders to the Proposed Amendments substantially in the form of Annex A hereto and to the execution and delivery by us of the Supplemental Indenture to effect the Proposed Amendments. If you tender any Notes you will, by the act of tendering, be consenting to the Proposed Amendments. All statements herein regarding the substance of any provision of the Proposed Amendments and the Indenture are qualified in their entirety by reference to the language set forth in Annex A and to the Indenture. Initially capitalized terms used below that are not otherwise defined herein shall have the meanings assigned to them in the Indenture. Copies of the Indenture are available upon request from the Information Agent at the address and telephone number set forth on the back cover of this Statement. Additionally, the Indenture was filed by us with the Commission via the EDGAR system as Exhibit 4.2 to the Registration Statement on Form S-4 on April 22, 1999 and is available online at www.sec.gov.

      The Proposed Amendments will, among other things, eliminate our obligation to comply, with respect to the Notes, with substantially all of the provisions of the Indenture commonly referred to as “restrictive covenants,” as well as the events of default related solely to such restrictive covenants that are contained in the Indenture. In addition, the Proposed Amendments will make certain other changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references.

      The Proposed Amendments will, in substance:

•	eliminate the following Sections of the Indenture with respect to the Notes:

•	Section 3.09 — Offer to Purchase by Application of Excess Proceeds;

•	Section 4.07 — Restricted Payments;

•	Section 4.08 — Dividend and Other Payment Restrictions Affecting Subsidiaries;

•	Section 4.09 — Incurrence of Indebtedness and Issuance of Preferred Stock;

•	Section 4.10 — Asset Sales;

•	Section 4.11 — Transactions with Affiliates;

•	Section 4.12 — Liens;

•	Section 4.13 — Line of Business;

•	Section 4.15 — Offer to Repurchase Upon a Change of Control;

•	Section 4.16 — Limitation on Sale and Leaseback Transactions;

•	Section 4.17 — Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries;

•	Section 4.18 — Issuances of Guarantees by Restricted Subsidiaries;

•	Section 4.19 — Designation of Restricted and Unrestricted Subsidiaries;

•	Section 4.20 — Payments for Consent;

•	Section 5.01 — Merger, Consolidation, or Sale of Assets; and

•	Section 5.02 — Successor Corporation Substituted; and

•	eliminate as events of default the events described in:

•	Section 6.01(c) — Failure to comply with Section 4.10 or 5.01;

•	Section 6.01(e) — Failure to pay other indebtedness of the Company or its subsidiaries; and

•	Section 6.01(f) — Judgments rendered against the Company; and

•	eliminate from Section 6.01(d) the words “or any of the Company’s Restricted Subsidiaries fail”;

•	eliminate from Section 9.02 certain mailing and notification requirements for amendments, supplements, or waivers to the Indenture;

•	eliminate any cross-reference to the foregoing eliminated Sections of the Indenture; and

•	eliminate any definitions used exclusively within the foregoing Sections of the Indenture.

      The Proposed Amendments constitute a single proposal and a consenting Holder must consent to such Proposed Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Amendments.

      If the Proposed Amendments are adopted and the Tender Offer is consummated, Notes that are not tendered, or that are not accepted for purchase pursuant to the Offer (including Notes that are not accepted for purchase as a result of proration), will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture. If the Proposed Amendments become operative, the covenants of the Indenture will be substantially less restrictive and will afford less protection to Holders than those covenants currently set forth in the Indenture.

      The Proposed Amendments will be set forth in the Supplemental Indenture. The Supplemental Indenture will be executed by us promptly following the Early Tender Premium Deadline, provided that we have received the Requisite Consents. Pursuant to the terms of the Indenture, the Proposed Amendments require the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding for such purposes any Notes owned by us, of which there are none. The Supplemental Indenture will become effective upon execution by us and the Trustee, with the Proposed Amendments becoming operative on the Expiration Time, subject to the further condition subsequent that the Offer to Purchase is consummated. The aggregate outstanding principal amount of Notes was $95.1 million as of October 29, 2003.

      The valid tender by a Holder of Notes pursuant to the Tender Offer on or prior to the Expiration Time will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments. We are not soliciting and will not accept Consents from Holders who are not tendering their Notes pursuant to the Offer.

9.	Acceptance for Payment and Payment for Notes; Acceptance of Consents.

      Upon the terms and subject to the conditions of the Offer to Purchase (including, if the Offer to Purchase is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) and accepted pursuant to the Tender Offer on or prior to the Expiration Time up to a maximum of $74,000,000 principal amount of such Notes and for all Consents validly delivered (and not revoked) pursuant to the Consent Solicitation on or prior to the Expiration Time, whether or not the related Notes are accepted. Such payment will be made by our deposit with the Depositary of funds sufficient to pay the Total Consideration, Tender Offer Consideration, Early Tender Premium or Consent Payment, as applicable, plus accrued and unpaid interest thereon up to, but not including, the Settlement Date, in immediately available funds promptly after the Expiration Time so that the payment of the Total Consideration, Tender Offer Consideration, Early Tender Premium or Consent Payment, as applicable, together with such accrued and unpaid interest may be made to tendering Holders on such Settlement Date. The Depositary will act as agent for tendering or consenting Holders for the purpose of receiving payment from us and transmitting such payment to tendering or consenting Holders. Under no circumstances will interest on the Total Consideration, Tender Offer Consideration, Early Tender Premium or Consent Payment, as applicable, be paid by us by reason of any delay on behalf of the Depositary in making such payment.

      We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See Section 12, “Conditions to the Offer to Purchase.” In all cases, payment by the Depositary to Holders of the Total Consideration or Tender Offer Consideration, as applicable, for Notes accepted for purchase pursuant to the Tender Offer or the Consent Payment for Consents validly delivered on or prior to the Expiration Time, whether or not the related Notes are accepted, will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 10, “Procedures for Tendering Notes and Delivering Consents,” (ii) a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) and (iii) any other documents required by the Consent and Letter of Transmittal, as applicable.

      For purposes of the Tender Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for purchase by us if, as and when we give oral or written notice thereof to the Depositary. For purposes of the Consent Solicitation, Consents delivered to the Depositary will be deemed to have been accepted by us if, as and when we and the Trustee execute the Supplemental Indenture as soon as reasonably practicable after the Withdrawal Deadline.

      If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under “Special Delivery Instructions” in the Consent and Letter of Transmittal, promptly following the Expiration Time or termination of the Tender Offer.

      It is a condition precedent to our obligation to purchase Notes pursuant to the Tender Offer that, among other conditions, the Consent Condition, the Transaction Condition, the Supplemental Indenture Condition and the General Conditions shall have been satisfied.

10.	Procedures for Tendering Notes and Delivering Consents.

      The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described below will constitute (i) a tender of the Notes and (ii) the delivery of a Consent by such Holder with respect to such Notes (if such tender is on or prior to the Expiration Time). We are not soliciting and will not accept Consents to the Proposed Amendments from Holders who are not tendering their Notes pursuant to the Tender Offer, and we will not accept tenders of Notes from Holders who do not deliver their Consents pursuant to the Consent Solicitation.

      If the Holder is unable to complete the procedures for tendering Notes prior to the Early Tender Premium Deadline or the Expiration Time because the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed by the Early Tender Premium Deadline or the Expiration Time, such Holder will not be able to tender Notes prior to the Early Tender Premium Deadline or the Expiration Time, respectively, as we are not offering a guaranteed delivery procedure in connection with this Offer to Purchase.

      The method of delivery of Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering the Consent and Letter of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Early Tender Premium Deadline or the Expiration Time, as applicable, to permit delivery to the Depositary on or prior to such date.

      Tender of Notes and Delivery of Consents. The tender by a Holder of Notes and delivery of Consents (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal.

      The procedures by which Notes may be tendered and Consents given by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

      Tender of Notes Held in Physical Form. To effectively tender Notes held in physical form (and deliver the related Consents), a properly completed Consent and Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement and certificates representing such Notes must be received by the Depositary at such address on or prior to the Early Tender Premium Deadline or the Expiration Time, as applicable. A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below; however, a completed and executed Consent and Letter of Transmittal is still required to effectuate the valid delivery of Consents with respect to such Notes. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, the Information Agent, the Dealer Manager or the Trustee.

      If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then in order to tender the Notes pursuant to the Tender Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instrument(s) of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Notes on or prior to the Early Premium Deadline, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because Notes may not be tendered without also consenting to the Proposed Amendments, and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

      Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver

Consents should contact the registered Holder promptly and instruct such Holder to tender Notes and deliver Consents on such beneficial owner’s behalf. A Letter of Instructions is enclosed in the solicitation materials provided along with this Offer to Purchase, which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes and deliver Consents. If such beneficial owner wishes to tender such Notes and deliver Consents himself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangement to register ownership of the Notes in such beneficial owner’s name (if permitted) or otherwise follow the procedures described in the immediately preceding paragraph. The transfer of record ownership (if permitted) may take considerable time.

      Tender of Notes Held Through DTC. To effectively tender Notes (and deliver the related Consents) that are held through DTC, DTC participants should either (i) properly complete and duly execute the Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Consent and Letter of Transmittal, and mail or deliver the Consent and Letter of Transmittal and such other documents to the Depositary or (ii) electronically transmit their acceptance through ATOP (and thereby tender Notes) and electronically deliver the related consent. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

      Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Early Tender Premium Deadline or on or prior to the Expiration Time, as the case may be (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent’s Message), we may, at our option, treat such tender as defective for purposes of the right to receive the Total Consideration. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

      In order to validly deliver a Consent with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly electronically deliver their Consent. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly provide a Consent to the Proposed Amendments as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal.

      Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Tender Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, the Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement on or prior to the Early Tender Premium Deadline or the Expiration Time, as the case may be, in connection with the tender of such Notes. Holders tendering on or prior to the Early Tender Premium Deadline must also consent to the related Proposed Amendments by completing, executing and timely delivering the Consent and Letter of Transmittal (or a manually signed facsimile thereof) to the Depositary. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

      The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and we may enforce such agreement against such participants.

      Signature Guarantees. Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (“NASD”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 6 of the Consent and Letter of Transmittal.

      Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes.

      General. Notwithstanding any other provision hereof, payment of the Total Consideration or Tender Offer Consideration, as applicable, for Notes tendered and accepted for purchase pursuant to the Tender Offer will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above) and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted Agent’s Message.

      Backup Withholding. To prevent backup withholding tax, each tendering U.S. Holder of Notes must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing IRS Form W-9 included in the Consent and Letter of Transmittal or provide such adequate basis for an exemption from backup withholding. Non-U.S. Holders should complete IRS Form W-8BEN, as appropriate, to establish exemption from backup withholding. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivery of Consents pursuant to any of the procedures described above will be determined by us in our sole discretion (and determination shall be final and binding). We expressly reserve the absolute right, in our sole discretion, subject to applicable law, to reject any or all tenders of any Notes or delivery of Consents determined by us not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, subject to applicable law, to waive or amend any of the conditions of the Tender Offer and the Consent Solicitation or to waive any defect or irregularity in any tender with respect to Notes or delivery of Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Tender Offer and the Consent Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Notes, the Holder will be entitled to the Total Consideration or Tender Offer Consideration, as applicable, plus accrued and unpaid interest up to, but not including, the Settlement Date and the Consent Payment.

      Appraisal Rights. The Notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer or the Consent Solicitation.

11.	Withdrawal of Tenders and Revocation of Consents.

      Notes tendered on or prior to the Withdrawal Deadline may be withdrawn at any time on or prior to the Withdrawal Deadline, but not thereafter, except in the limited circumstances described below. A valid withdrawal of tendered Notes effected on or prior to the Withdrawal Deadline will constitute the concurrent valid revocation of such Holder’s related Consent. Notes tendered subsequent to the Withdrawal Deadline and on or prior to the Expiration Time may not be withdrawn, except in the limited circumstances described below. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Tenders of Notes may be validly withdrawn if the Tender Offer is terminated without any Notes being purchased thereunder. In the event of such a termination, the Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), and the Proposed Amendments contained in the Supplemental Indenture will not become operative (other than with respect to certain matters relating to the revocation of consents to amendments, supplements or waivers to the Indenture, including revocation of the Consents). If we make a material change in the terms of the Offer to Purchase or the information concerning the Offer to Purchase or waive a material condition of the Offer to Purchase, we will disseminate additional Offer to Purchase materials and extend the Offer to Purchase to the extent required by law. If the consideration to be paid in the Offer to Purchase is increased or decreased or the principal amount of Notes subject to the Offer to Purchase is increased or decreased, the Offer to Purchase will remain open at least ten business days from the date we first give notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, we may, in our discretion, extend the Early Tender Premium Deadline or Expiration Time for any other reason.

      For a withdrawal of Notes tendered on or prior to the Withdrawal Deadline and the revocation of Consents to be effective, (a) a written or facsimile transmission notice of withdrawal or revocation must be received by the Depositary on or prior to the Withdrawal Deadline at its address set forth on the back cover of this Statement or (b) a properly transmitted quotation Request Message through ATOP must be delivered on prior to the Withdrawal Deadline. Any such written notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn or to which the revocation of Consents relates, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or the related Consent was given, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and/or revoking such Consent and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of a written or facsimile notice of such withdrawal even if physical release is not yet effected.

      Any valid revocation of a Consent will automatically render the prior tender of the Notes to which such Consent relates defective, and we will have the right, which we may waive, to reject such tender as invalid. Any permitted withdrawal of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Offer to Purchase; provided, however, that validly withdrawn Notes may be re-tendered and revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time on or prior to the Expiration Time.

      If we extend the Tender Offer or are delayed in our acceptance for purchase of Notes or are unable to purchase Notes pursuant to the Tender Offer for any reason, then, without prejudice to our rights hereunder, tendered Notes may be retained by the Depositary on behalf of us and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a Tender Offer), except as otherwise provided in this Section 11.

      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and revocation of Consents will be determined by us, in our sole discretion (and our determination shall be final and binding). None of us, the Dealer Manager, the Information Agent, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents, or incur any liability for failure to give any such notification.

12.	Conditions to the Offer to Purchase.

      Notwithstanding any other provisions of the Offer to Purchase and in addition to (and not in limitation of) our rights to extend the Early Tender Premium Deadline and the Expiration Time and/or amend the Offer to Purchase, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer to Purchase, if any of the Consent Condition, the Transaction Condition, the Supplemental Indenture Condition, or the General Conditions shall not have been satisfied.

•	The “Consent Condition” shall mean the receipt of the Requisite Consents to the Proposed Amendments. See Section 8, “Proposed Amendments.”

•	The “Transaction Condition” shall mean that Financing Transactions shall have been consummated on such terms and conditions as may be satisfactory to us in our sole discretion. There can be no assurances that the Transaction Condition will be satisfied on or prior to the Expiration Time, if at all. See Section 5, “The Financing Transactions.”

•	The “Supplemental Indenture Condition” shall mean the execution of the Supplemental Indenture. It is also a condition subsequent to the Proposed Amendments that we accept for payment all Notes validly tendered (and not withdrawn) pursuant to the Offer, subject to the proration of Notes tendered in the event that the Tender Offer is oversubscribed.

•	The “General Conditions” shall mean:

•	There shall not have been instituted, threatened, or pending any action or proceeding before or by any court, government, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer to Purchase, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, our subsidiaries or our affiliates or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer to Purchase;

•	There shall not have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, our subsidiaries or our affiliates;

•	An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall not have been proposed, enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer to Purchase;

•	There shall not have occurred or there shall not be likely to occur (a) any event affecting our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or our subsidiaries or our affiliates, that in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer to Purchase or (b) any Legal Event which in our reasonable judgment is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or our subsidiaries or our affiliates;

•	The Trustee under the Indenture shall not have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offer to Purchase or our ability to effect any of the Proposed Amendments and shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the Consents (including the form thereof) or in the making of the Offer to Purchase or the acceptance of, or payment for, the Notes or the Consents; or

•	There shall not have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) any significant change in the price of the Notes which is adverse to us or any of our affiliates, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental administrative or regulatory authority or agency, domestic or foreign, or other events that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (ii) any other calamity or crisis or any change in political, financial, or economic conditions, if the effect of any such event in (i) or (ii), in our sole judgment, makes it impracticable or inadvisable to proceed with the Offer to Purchase or Consent Solicitation, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and may be waived by us as to the Offer to Purchase, in whole or in part, at any time and from time to time, in our sole discretion, whether any other condition of such Offer to Purchase is also waived. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

      Notwithstanding any other provisions of the Offer to Purchase, we have the right, in our sole discretion, to terminate the Tender Offer or the Consent Solicitation at any time. In such event, we will provide notice by public announcement.

13.	Certain U.S. Federal Income Tax Consequences.

      The following is a general discussion of certain U.S. federal income tax consequences of (i) the purchase of Notes pursuant to the Tender Offer and (ii) the retention of Notes and the adoption of the Proposed Amendments. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax laws. This discussion assumes that the Notes are held as capital assets. No ruling has or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to the Tender Offer, Consent Solicitation, the retention of Notes or the adoption of the Proposed Amendments. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court would not sustain a challenge by the IRS. This discussion does not address the state, local or non-U.S. tax consequences relating to the Tender Offer and the Consent Solicitation or the retention of Notes and the adoption of the Proposed Amendments.

      As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain trusts that were in existence on August 20, 1996 and validly elected to be treated as a domestic trust.

      The term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a non-resident alien or a corporation, trust or estate that is not a U.S. Holder.

      The tax treatment of a Holder that is a partnership (or an entity treated as a partnership) for U.S. federal income tax purposes, and each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding Notes and partners in such partnerships should consult their own tax advisor regarding the tax consequences of the Tender Offer and the Consent Solicitation or the retention of Notes and the adoption of the Proposed Amendments.

      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO TENDERING THE NOTES PURSUANT TO THE OFFER OR RETAINING THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS AND NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Tendering U.S. Holders.

      Exchange of Notes Pursuant to the Offer. In general, a U.S. Holder who receives cash in exchange for Notes pursuant to the Tender Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of cash received in exchange for such Notes, excluding cash attributable to accrued interest (taxable as ordinary income to the extent not previously reported as income) and (ii) such U.S. Holder’s adjusted tax basis in such Notes at the time of the exchange.

      Subject to the discussion of market discount below, any gain or loss so recognized will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of exchange. A reduced tax rate on long-term capital gain generally applies to individual U.S. Holders. The deductibility of capital losses is subject to limitations. Subject to a statutory de minimis exception, a U.S. Holder who has acquired a Note with market discount will generally be required to treat a portion of any gain as ordinary income (rather than capital gain) to the extent of the market discount accrued to the date of the exchange, less any accrued market discount previously reported as ordinary income. Market discount is generally the amount by which the principal amount of a Note exceeds the U.S. Holder’s tax basis in such Note at the time it is acquired.

      Early Tender Premium and Consent Payment. The tax treatment of the receipt of an Early Tender Premium or Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Tender Offer is subject to uncertainty because there are no authorities that directly address the treatment of such payments. Such amounts may be treated as additional consideration for the Notes, in which case they would be treated as part of the amount paid to such U.S. Holder in respect of its tendered Notes, as provided in the discussion above. Alternatively, such payments may be treated as a separate fee that would be subject to tax as ordinary income. We intend to treat Early Tender Premium and Consent Payments as additional consideration with respect to the Notes purchased and as a fee with respect to any Notes not purchased. There can be no assurance, however, that the IRS will not successfully assert a contrary position.

      Backup Withholding and Information Reporting. In general, backup withholding and information reporting will apply to payments of proceeds from the Tender Offer made to a U.S. Holder if the Depositary is not provided with the correct taxpayer identification number (“TIN”) or an adequate basis for exemption. If withholding results in an overpayment of taxes, the U.S. Holder may generally obtain a refund or credit if the required information is provided to the IRS.

Tendering Non-U.S. Holders.

      Exchange of Notes Pursuant to the Offer. Generally, a Non-U.S. Holder will not be subject to U.S. federal withholding tax on any gain realized upon the receipt of cash in exchange for Notes pursuant to the Tender Offer (other than cash attributable to accrued interest, which will be treated as described below under “Accrued Interest”). Such gain also generally will not be subject to U.S. federal income tax, unless (i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of exchange and certain other conditions are satisfied or (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States. If the first exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation could also be subject to a 30% branch profits tax (or at a reduced rate under an applicable income tax treaty).

      Accrued Interest. Payments attributable to accrued interest to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that the Depositary has received or receives appropriate documentation (generally a properly executed IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person or certification that the Non-U.S. Holder holds its Notes through certain intermediaries, unless:

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote;

•	the Non-U.S. Holder is a controlled foreign corporation (within the meaning of the Code) that is related to the Company through stock ownership; or

•	such interest is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, payments to such Holder generally will not be subject to withholding tax but will be subject to U.S. federal income tax in the same manner as a U.S. citizen or corporation, as applicable (and with respect to corporations, may be subject to a branch profits tax of 30% or at a reduced rate under an applicable income tax treaty.

      A Non-U.S. Holder that does not qualify for exemption from withholding tax because of the first two bullet points above will generally be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on payments attributable to accrued interest.

      Early Tender Premium and Consent Payment. It is unclear whether U.S. federal income or withholding tax is applicable to the payment of an Early Tender Premium or Consent Payment to a Non-U.S. Holder. We intend to treat the Early Tender Premium and any Consent Payments as additional consideration purchased with respect to the Notes (the tax treatment of which is the same as discussed above in “Exchange of Notes Pursuant to the Offer”) and as a fee with respect to any Notes not purchased. However, there can be no assurance that the IRS will not attempt to treat such payments as a separate fee.

      Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.

      Backup Withholding and Information Reporting. In general, backup withholding will not apply to payments made to a Non-U.S. Holder pursuant to the Tender Offer if, among other conditions, such Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A Non-U.S. Holder may generally establish such an exemption by properly completing IRS Form W-8BEN and delivering it to the Depositary. The Company must nevertheless report to the IRS and to each Non-U.S. Holder the amount of any interest paid to a Non-U.S. Holder regardless of whether there was any tax withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which such Non-U.S. Holder resides.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will generally be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability if the Non-U.S. Holder follows the required procedures.

Proposed Amendments, Non-Tendering Holders and Notes Not Accepted for Purchase.

      Under applicable Treasury Regulations, a modification of a debt instrument will be treated as a deemed exchange if the modified debt instrument differs materially either in kind or in extent from the original debt instrument, even if no actual exchange of the debt instrument occurs.

      In general, a modification of a debt instrument will not be treated as a “significant modification” and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.” Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. There can be no assurance, however, that all of the Proposed Amendments will be considered mere deletions of accounting or financial covenants. Treasury Regulations also provide that a change in the priority of any debt instrument relative to other debt of the issuer will cause a deemed exchange if it changes payment expectations. For this purpose, a change in payment expectations means that there is either a substantial enhancement of the obligor’s capacity to meet payment obligations on the instrument such that it’s capacity to do so ceases to be speculative, or a substantial impairment of the obligor’s capacity to meet its obligations such that its capacity to do so becomes speculative, as a result of the transaction.

      We intend to treat the adoption of the Proposed Amendments as not causing a significant modification of the Notes and therefore as not causing a deemed exchange of new notes for the Notes, under the Treasury Regulations. No assurance can be given that the IRS would not seek to treat the purchase of Notes pursuant to the Tender Offer and the adoption of the Proposed Amendments as requiring all Holders to recognize gain (or possibly loss), equal to the difference between the adjusted tax basis in all of the Notes held by a Holder and the total of any cash received and the fair market value of any Notes held by the Holder following the adoption of the Proposed Amendments, whether or not Notes were tendered or purchased in the Tender Offer. Holders should consult their own tax advisors regarding the tax consequences of the Tender Offer, the Consent Solicitation, the retention of Notes and the adoption of the Proposed Amendments.

14.	The Dealer Manager, Information Agent and the Depositary.

      We have retained UBS Securities LLC to act as exclusive Dealer Manager and Solicitation Agent in connection with the Tender Offer and the Consent Solicitation. In its capacity as Dealer Manager, UBS may contact Holders regarding the Tender Offer and the Consent Solicitation and may request custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes.

      We have appointed Georgeson Shareholder as the Information Agent for the Offer to Purchase. Questions and requests for assistance or additional copies of this Statement or the Consent and Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer and the Consent Solicitation.

      We have appointed Wells Fargo Bank Minnesota, N.A. as the Depositary for the Offer to Purchase. Consents and Letters of Transmittal and all correspondence in connection with the Offer to Purchase should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the following address: Wells Fargo Bank Minnesota, N.A., Corporate Trust Operations, 6th & Marquette Avenue, Minneapolis, Minnesota 55479.

15.	Fees and Expenses.

      In addition to its role as Dealer Manager, UBS is acting as our exclusive financial advisor and is being paid compensation in connection therewith. We are not paying UBS any additional fees for its services as Dealer Manager. We have agreed to reimburse the Dealer Manager for its reasonable out of pocket expenses incurred in connection with the Tender Offer and the Consent Solicitation and to indemnify the Dealer Manager and its affiliates against certain liabilities, including liabilities under federal securities laws, relating to or arising out of the Tender Offer and the Consent Solicitation. UBS and its affiliates from time to time have provided in the past, and may provide in the future, investment banking, financial advisory or commercial lending services to us in the ordinary course of business. UBS has received customary fees for such services. We will pay the Depositary and the Information Agent reasonable and customary fees for their respective services and will reimburse them for their respective reasonable out-of-pocket expenses in connection therewith. We will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related materials to the beneficial owners of the Notes.

16.	Source and Amount of Funds.

      The total amount of funds required by us to pay the Total Consideration (assuming for this purpose that all the Notes are tendered prior to the Early Tender Premium Deadline and that we purchase $74.0 million principal amount of the Notes) plus accrued and unpaid interest up to, but not including, the Settlement Date and expenses related to the Financing Transactions, is expected to be approximately $76.1 million. We expect to obtain such funds from a majority of our existing cash balance and the net proceeds of the Financing Transactions. See Section 5, “The Financing Transactions.” Consummation of the Offer to Purchase is conditioned on the satisfaction of the Consent Condition, the Financing Transaction Condition, the Supplemental Indenture Condition and the General Conditions. See Section 12, “Conditions to the Offer to Purchase.”

17.	Miscellaneous.

      The Offer to Purchase is being made to all Holders of the Notes. We are not aware of any jurisdiction in which the making of the Tender Offer or the Consent Solicitation is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Tender Offer or the Consent Solicitation would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Tender Offer or the Consent Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

      No person has been authorized to give any information or make any representation on our behalf not contained in this Statement or in the Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

PAC-WEST TELECOMM, INC.

ANNEX A

THE PROPOSED AMENDMENTS

      The following Sections of the Indenture dated as of January 29, 1999, as amended (the “Indenture”), between Pac-West and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, National Association) under which the Notes were issued will be eliminated in their entirety:

SECTION 3.09.     Offer to Purchase by Application of Excess Proceeds

      In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

      The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

      If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

      Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

      On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

      Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 4.07.     Restricted Payments.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company shall, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), except to the extent such net cash proceeds are used to incur Indebtedness pursuant to clause (vi) of Section 4.09 hereof or to make a Restricted Payment pursuant to clause (ii) or (viii) of the next succeeding paragraph of this Section 4.07, plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment, plus (iv) 50% of any cash dividends received by the Company or any Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary after the date of the Indenture, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of such subsidiary’s designation as a Restricted Subsidiary, and (y) the sum of the fair market value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and the amount of any Investments made in such Subsidiary subsequent to such designation (and treated as Restricted Payments) by the Company or any Restricted Subsidiary, plus (vi) $2.0 million.

      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause (vi) under Section 4.09 hereof or to make Restricted Payments pursuant to clause (c)(ii) of the first paragraph, or clause (viii) of this paragraph of this Section 4.07; (iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the making of any Earnout Payments in an amount not to exceed $20.0 million in the aggregate; (vi) the making of payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets permitted under Section 5.01 hereof; (vii) payments made to retire Capital Stock of the Company to the extent necessary (as determined in good faith by a majority of the Company’s board of directors) to prevent the loss of, or to secure the renewal or reinstatement of, any governmental license or authorization held by the Company or any Restricted Subsidiary; (viii) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (viii) does not exceed the sum of (a) $20 million and (b) the amount of Net Cash Proceeds received by the Company after the issue date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause (vi) under Section 4.09 hereof or to make Restricted Payments pursuant to clause (c)(ii) of the first paragraph, or clause (ii) of this paragraph, of this Section 4.07, plus (z) the net reduction in Investments made pursuant to this clause (viii) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of “Investments”), provided that the net reduction in any Investment shall not exceed the amount of such Investment; and (ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided that such repurchase, redemption or other acquisition is made in connection with the cessation of employment by the Company or any Restricted Subsidiary of a manager or officer, and the aggregate price paid for all such repurchased, redeemed, acquire d or retired Equity Interests shall not exceed $5.0 million in the aggregate.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

SECTION 4.08.     Dividend and Other Payment Restrictions Affecting Subsidiaries.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of: (a) the Indenture and the Notes, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (iii) of the preceding sentence, (f) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (h) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 4.12 hereof that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (i) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 4.09.     Incurrence of Indebtedness and Issuance of Preferred Stock.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and may issue Disqualified Stock, if the Debt to Cash Flow Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been greater than zero and less than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and any Restricted Subsidiary of term Indebtedness under any Credit Facility; provided that the aggregate principal amount of all term Indebtedness of the Company and the Restricted Subsidiaries outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $50.0 million less the aggregate amount of all repayments of term Indebtedness under a Credit Facility that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture;

(ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(iii) the incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes;

(iv) the incurrence by the Company and its Restricted Subsidiaries of Subordinated Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $100.0 million;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions of the Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company) to the extent of the fair market value of the equipment, inventory or network assets so acquired less, in the case of an acquisition of Capital Stock, the Acquired Debt, if any, incurred in connection with such acquisition;

(vi) the incurrence by the Company of Indebtedness maturing after the Stated Maturity of the Notes and having an Average Life longer than the Notes in an amount not to exceed, at any one time outstanding, two times the difference between: (A) the sum of (1) all net cash proceeds received by the Company after the date of the Indenture as a capital contribution or from the issuance and sale of Equity Interests (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company and (2) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the date of the Indenture as a capital contribution or from the issuance and sale of Equity Interests (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, and (B) the sum of (1) the amount of any capital contribution used pursuant to clause (c)(ii) of the first paragraph, or clauses (ii), or (viii) of the second paragraph, of Section 4.07 hereof to make a Restricted Payment, and (2) the amount of any capital contribution or net cash proceeds used to consummate a transaction pursuant to which the Company incurs Acquired Debt in an amount equal to at least 2 times (or, in the case of the receipt of property, 2.5 times of the fair market value thereof) the amount of such capital contribution;

(vii) the incurrence by the Company or any Restricted Subsidiary of Acquired Debt;

(viii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (ii), (iii), (iv), (v), (vi) or (xiv) of this paragraph;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that: (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ix);

(x) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) protecting the Company and its Restricted Subsidiaries against changes in currency exchange rates;

(xi) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the incurrence of such Indebtedness are reimbursed within 30 days following such drawing or incurrence;

(xiii) the incurrence of Indebtedness by the Company or a Restricted Subsidiary under an agreement providing for indemnification, adjustment of purchase price or similar obligations in connection with the disposition of any business, assets or Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary and (b) the maximum assumable liability in respect of all such Indebtedness never exceeds the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $10.0 million; and

(xv) the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xv).

      The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

      For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

SECTION 4.10.     Asset Sales.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and (iii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporane-

ously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company shall apply such Net Proceeds at its option: (i) to permanently reduce Indebtedness of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness or intercompany Indebtedness); (ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person; (iii) to make capital expenditures; or (iv) to acquire other long-term assets in the case of (ii), (iii) or (iv), in or used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SECTION 4.11.	Transactions with Affiliates.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph: (i) any employment, noncompetition, confidentiality, indemnification or similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (ii) transactions between or among the Company and/or its Restricted Subsidiaries; (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company; (v) the sale of telecommunications services to any Affiliate on an arm’s length basis which is undertaken in the ordinary course of the Company’s business; (vi) transactions pursuant to the Merger Agreement or any agreement executed prior to the date of the Indenture in connection therewith (including without limitation the shareholders agreement and the registration agreement) or any renewal, replacement, extension, amendment or other modification thereof, provided such modifications are not, on balance, disadvantageous to the holders of the Notes; (vii) payments to Bay Alarm Company pursuant to the existing lease between the Company and the Bay Alarm Company for the Company’s Oakland facility and for security monitoring services offered at Bay Alarm Company’s prevailing commercial rates; and (viii) Restricted Payments that are permitted by Section 4.07 hereof.

SECTION 4.12.	Liens.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

SECTION 4.13.	Line of Business.

      The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses.

SECTION 4.15.	Offer to Repurchase Upon Change of Control.

      (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no later than 30 business days from the date such notice is mailed (the “Change of Control Payment Date”); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control.

      (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

SECTION 4.16.	Limitation on Sale and Leaseback Transactions.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if (i) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the

Debt to Cash Flow Ratio test in the first paragraph of Section 4.09 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof, (ii) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction, and (iii) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10 hereof.

SECTION 4.17.	Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof. In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

SECTION 4.18.	Issuances of Guarantees by Restricted Subsidiaries.

      The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company which is pari passu (other than any Indebtedness incurred under a Credit Facility) with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (a) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (b) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

      Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee; provided, that, with respect to clause (ii), such Restricted Subsidiary has no Indebtedness.

SECTION 4.19.     Designation of Restricted and Unrestricted Subsidiaries.

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will be permitted only if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

SECTION 4.20.     Payments for Consent.

      The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 5.01.     Merger, Consolidation, or Sale of Assets.

      The Company shall not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction, no Default or Event of Default exists and (iv) except in the case of the merger of the Company with or into a Wholly Owned Restricted Subsidiary or a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related Financing Transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.09 hereof. In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Wholly Owned Subsidiaries.

SECTION 5.02.	Successor Corporation Substituted.

      Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

The events described in the following Sections are eliminated as events of default:

Section 6.01(c) the Company fails to comply or any of the Company’s Subsidiaries fail to comply with any of the provisions of Section 4.10 or 5.01 thereof;

Section 6.01(e) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

Section 6.01(f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5 million;

      The words “or any of the Company’s Restricted Subsidiaries fail” is eliminated from Section 6.01(d).

      The following portion of Section 9.02 is eliminated:

Section 9.02. After an amendment, supplement or waiver under this Section becomes effective the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or Supplemental Indenture or waiver.

Any cross-reference to the above eliminated Sections is eliminated from the remaining Sections of the Indenture.

Any definition used exclusively in the above eliminated Sections of the Indenture is eliminated.

* * * *

The Depositary for the Tender Offer and the Consent Solicitation is:

WELLS FARGO BANK MINNESOTA, N.A.

By Facsimile (Eligible Institutions Only):	By Registered & Certified Mail:
(612) 667-2160 (confirm by telephone (612) 316-4305) or (800) 344-5128	Wells Fargo Bank Minnesota, N.A. MAC #N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517

Regular Mail or Overnight Couriers:	In Person by Hand Only:
Wells Fargo Bank Minnesota, N.A. MAC #N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank Minnesota, N.A. 608 Second Avenue South Corporate Trust Operations, 12th Floor Minneapolis, MN 55402

      Any questions or requests for assistance may be directed to UBS Investment Bank at the address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Indenture and the form of the Supplemental Indenture may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer and the Consent Solicitation.

The Information Agent for the Tender Offer and the Consent Solicitation is:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call Collect (212) 440-9800
ALL OTHERS CALL TOLL-FREE (800) 843-0079

The Dealer Manager for the Tender Offer and the Solicitation Agent

for the Consent Solicitation is:
UBS SECURITIES LLC

677 Washington Boulevard Stamford, Connecticut 06901 Attention: Liability Management Group Telephone: (203) 719-4210 (Call Collect) (888) 722-9555, ext. 4210 (Toll Free)	555 California Street San Francisco, California 94104 Attention: Brian Taylor Telephone: (415) 352-6085